UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2005

uBid.com Holdings, Inc.
(formerly known as Cape Coastal Trading Corporation)
(Exact name of registrant as specified in its charter)

Delaware	000-50995	52-2372260
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8550 West Bryn Mawr, Suite 200
Chicago, Illinois	60631
(Address of principal executive offices)	(Zip Code)

(773) 272-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K/A contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This Current Report includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.). Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Although forward-looking statements in this report reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

EXPLANATORY NOTE

Upon the consummation of the Transactions (as defined and described more fully below), Cape Coastal Trading Corporation (now known as uBid.com Holdings, Inc.) became the parent company and sole stockholder of uBid, Inc. The business operations of uBid.com Holdings, Inc. following the Transactions are primarily those of its wholly-owned subsidiary, uBid, Inc. Unless otherwise indicated or the context otherwise requires, the terms “uBid,” “we,” “us,” and “our” refer to uBid.com Holdings, Inc. and its subsidiaries and affiliates, including uBid, Inc., after giving effect to the Transactions. Unless otherwise indicated or the context otherwise requires, references to CCTR refer to Cape Coastal Trading Corporation before giving effect to the Transactions. This Current Report on Form 8-K/A contains summaries of the material terms of various agreements executed in connection with the transactions described herein. The summaries of these agreements are subject to, and qualified in their entirety by, reference to these agreements, all of which are incorporated herein by reference.

We are filing this amendment to Form 8-K to make certain additions, corrections and modifications to our Current Report on 8-K filed on January 5, 2006 (sometimes referred to herein as the “Original 8-K”). Certain share numbers throughout the Original 8-K have been modified to reflect rounding adjustments, including, but not limited to, the following:

•	10,000,000 Units has changed to 10,000,003;
•	2,500,000 warrants has changed to 2,500,003;
•	1,222,222 shares issued to Petters Company, Inc. has changed to 1,222,223;
•	305,555 warrants underlying shares issued to Petters Company, Inc. has changed to 305,556;
•	277,777 warrants underlying shares issued to Petters Group Worldwide, LLC has changed to 277,778;
•	599,333 shares of Common Stock held by CCTR stockholders has changed to 599,331; and
•	19,399,333 shares of Common Stock outstanding has been changed to 19,399,334;

In addition, among other modifications, the Original 8-K has been amended to:

•	include Supplementary Financial Data, which was not available at the time we filed the Original 8-K;
•	modify the number of options issued under the 2005 Equity Incentive Plan from 1,757,900 to 1,721,700 to reflect the dismissal of certain employees immediately before the grant of options by uBid;
•	revise the description of the approvals obtained for the 2005 Equity Incentive Plan;
•	revise the Equity Compensation Plan table to include the issuance of warrants;
•	provide a more accurate description of the redemption of shares by uBid in the Transactions, including corresponding changes to our pro forma information to accurately reflect such redemption;
•	revise the Option/SAR Grants table to add the “Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation”;
•	correct Mr. Sivashanmagam's salary for 2003;
•	correct the number of CCTR shares that were previously registered on Form SB-2; and
•	reflect our name change on February 10, 2006 from Cape Coastal Trading Corporation to uBid.com Holdings, Inc.

The above description reflects a summary of the revisions made to the Original 8-K. You should read the entire Current Report on Form 8-K/A for a more complete understanding of the modifications we have made. This amendment does not reflect events occurring in connection with the Second Closing (defined and described more fully below), which took place on February 3, 2006.

Item 2.01. Completion of Acquisition or Disposition of Assets.

THE MERGER AND RELATED TRANSACTIONS

The Merger

As previously reported in CCTR’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 14, 2005, in January, 2005, CCTR and its then-current president entered into an Asset Purchase Agreement (attached as an Exhibit to the Current Report on Form 8-K filed by CCTR on January 14, 2005) providing for the sale and purchase of all of the operating assets and liabilities related to CCTR’s now discontinued artwork importing business. The sale closed in August 2005, thereby leaving CCTR as a public shell company.

On December 29, 2005 (the “Closing Date”), CCTR, uBid Acquisition Co., Inc. (“Acquisition Sub”), a wholly owned subsidiary of CCTR, and uBid, Inc. (“uBid”) entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”). On the Closing Date, Acquisition Sub merged with and into uBid, with uBid remaining as the surviving corporation and a wholly-owned subsidiary of CCTR (now known as uBid.com Holdings, Inc.) (the “Merger”). The Merger Agreement was attached as Exhibit 2.2 to the Original 8-K.

On the Closing Date, the holders of uBid’s issued and outstanding capital stock before the Merger surrendered all of the issued and outstanding capital stock of uBid and received 8,800,000 shares of common stock of uBid.com Holdings, Inc., par value $0.001 per share (“Common Stock”), with up to 444,444 of such shares of Common Stock subject to redemption by uBid. The stockholders of CCTR before the Merger retained 599,331 shares of Common Stock.

The Merger Agreement contains customary representations, warranties and covenants. The Merger Agreement provides for a post-closing adjustment to be applied in the event of any breach of the Merger Agreement by CCTR which is discovered during the two year period after the Closing Date. The post-closing adjustment provides for an increase in the number of shares of Common Stock issued to uBid’s stockholders in connection with the Merger of up to a number of shares of Common Stock representing not more than 5% of the shares of Common Stock issued and outstanding after giving effect to the Transactions (as defined below).

The Merger will be treated as a recapitalization of uBid for financial accounting purposes. Accordingly, the historical financial statements of CCTR before the Merger will be replaced with the historical financial statements of uBid before the Merger (including, when applicable, the historical financial statements of uBid’s predecessor company) in all future filings with the Securities and Exchange Commission.

The Offering

We made a private offering of up to 13,000,000 units (“Units”) consisting of one share of Common Stock and a warrant to acquire ¼ of a share of Common Stock for five years at a purchase price of $5.85 per share (the “Offering”). On the Closing Date, CCTR, uBid and a group of accredited investors entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), a form of which was attached as Exhibit 10.2 to the Original 8-K. The minimum number of Units that was required to be sold in order for the Offering to close was 10,000,000 Units (the “Minimum”), with a maximum of 13,000,000 Units (the “Maximum”) offered for sale. Of the Units sold in the First Closing (as defined below), 2,222,224 of such Units were subject to redemption by uBid (1,000,001 shares held by Petters Group Worldwide, LLC ("Petters Group") and 1,222,223 shares held by Petters Company, Inc., together with the 444,444 shares referred to above, the "Redemption Shares.")  Pursuant to the Securities Purchase Agreement, on the Closing Date of the Merger, the investors collectively purchased 10,000,003 Units for total consideration of approximately $45 million (the “First Closing”). The investors participating in the First Closing hold 10,000,003 shares of Common Stock and warrants to acquire 2,500,003 shares of Common Stock. The transactions contemplated by the Securities Purchase Agreement and the securities purchased thereunder, are exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D as promulgated by the SEC. The Merger, the Offering and the other transactions related thereto are collectively referred to herein as the “Transactions.”

Certain investors in the First Closing held notes issued by uBid. Rather than accepting cash as consideration for the Units acquired by those investors, we instead agreed to cancel the existing notes. The cancelled notes included $5.0 million of bridge notes due to two institutional investors, $5.0 million of notes issued to Petters Group and $5.5 million of notes issued to Petters Company, Inc. Before the Merger, Petters Group was the majority owner of uBid’s voting stock and is a significant owner of our Common Stock after the Merger and the First Closing. Petters Company, Inc. is an affiliate of Petters Group. The Petters Group and Petters Company, Inc. debt was scheduled to mature in March, 2006 and had an annual interest rate of 14%. The bridge notes were due on the earlier of the Closing Date or March 31, 2006 and had an annual interest rate of 12%. Accordingly, consideration for the approximately $45 million of Units in the First Closing consisted of $29.5 million in cash proceeds and $15.5 million in cancellation of debt. The cash proceeds were used to pay $4.15 million of transaction costs incurred by CCTR and uBid, to provide a $5.0 million deposit as a restricted cash security for Banco Popular North America (“Banco Popular”) to release Petters Group and its affiliate from their guarantee obligations under a related letter of credit, and to retire $5.0 million of debt due to Lancelot Investors Fund, L.P. with the remainder retained for general working capital purposes.

It is contemplated that there may be a second closing related to the sale of additional Units to accredited investors, which would occur, if at all, no later than 40 days after the First Closing (the “Second Closing”). The date which is 40 days after the First Closing is referred to herein as the “Termination Date.” The Second Closing would be for a maximum of 3,000,000 Units consisting of 3 million shares of Common Stock and warrants to purchase 750,000 shares of Common Stock. If the Second Closing occurs and if the Maximum is sold, (1) all of the Redemption Shares held by the uBid stockholders, Petters Group and Petters Company, Inc. will be redeemed by uBid at a redemption price of $4.50 per share and (2) uBid will issue 600,667 shares of Common Stock to Calico Capital Partners (“Calico”), uBid and CCTR’s financial advisor. If the Second Closing occurs, but less than the Maximum is sold, (1) 600,667 shares of Common Stock will be issued to certain uBid pre-Merger stockholders and (2) only a portion of the Redemption Shares will be redeemed at the redemption price of $4.50 per share from various uBid pre-Merger stockholders, Petters Group and Petters Company, Inc.

In connection with the completion of the Offering, SG Cowen & Co., LLC and ThinkEquity Partners LLC (the “Placement Agents”) will receive fees ranging from $1.15 million to $2.15 million and warrants to purchase from 230,000 shares to 320,000 shares of Common Stock for five years at $4.50 per share, in both cases, depending on the number of Units sold in the Second Closing. The Placement Agents received a fee of $1.15 million in connection with the First Closing.

The Bridge Notes

On October 3, 2005, uBid issued unsecured promissory notes in the aggregate amount of $5.0 million (the “Bridge Notes”) to two institutional investors (collectively, the “Note Holders”). In connection with the issuance of the Bridge Notes, uBid, upon the First Closing, issued the Note Holders warrants to purchase 333,333 shares of Common Stock for a period of three years at a purchase price of $4.50 (the “Note Holder Warrants”). On the Closing Date, the Bridge Notes were exchanged for 1,111,111 of the 10,000,003 Units sold in the First Closing at a rate of $4.50 per share.

Banco Popular Letter of Credit

On July 21, 2004, Banco Popular issued an irrevocable letter of credit to uBid in the amount of $5.0 million which provides Sony Electronics, Inc. (“Sony”), a major vendor, the right on the letter of credit in the event that we are in default of payments related to inventory purchases of new and refurbished product made by uBid from Sony. The letter of credit is secured by all of our assets. Lancelot Investment Management, LLC (“Lancelot”), an affiliate of Petters Group, and Petters Group guaranteed the letter of credit. Sony and Petters Group have agreed to buy back the Sony product from uBid in the event of a default. The letter of credit agreement contains certain restrictions on additional borrowings, guarantees, disposals of assets, transactions with affiliates and mergers and acquisitions. On December 30, 2005, we provided a $5.0 million deposit as a restricted cash security to Banco Popular to release Lancelot and Petters Group from their obligations under the letter of credit. The funds provided were a portion of the proceeds from the Offering. The letter of credit expires on July 21, 2006.

Debt Agreement

On April 27, 2005, uBid entered into a 90 day debt agreement with Lancelot Investors Fund, L.P., which was extended for one year on July 26, 2005. This agreement provided for borrowings of $5.0 million. The note had an annual interest rate of 14% due monthly. The note was guaranteed by Petters Company, Inc. and Thomas J. Petters. There were no financial covenants provided for in the agreements. The September 30, 2005 balance of $5.0 million was retired with a portion of the proceeds from the Offering.

Registration Rights

All securities issued in connection with the Transactions will be “restricted” securities and will be subject to all applicable resale restrictions specified by federal and state securities laws. In connection with the Transactions and pursuant to the Securities Purchase Agreement, uBid has agreed to file, within 45 days of the Closing Date, a registration statement registering for resale the shares of Common Stock acquired by the investors, the shares of Common Stock underlying the warrants acquired by the investors, the shares of Common Stock retained by the CCTR stockholders that have not already been registered, the shares issued to uBid stockholders in the Merger (which remain issued and outstanding after the Termination Date), the shares of Common Stock underlying the warrants issued to the Placement Agents and the shares of Common Stock underlying the warrants issued to the Note Holders. As discussed below, the shares of Common Stock issued to uBid stockholders in connection with the Merger are subject to a lockup agreement.

Lockup Agreement

The pre-Merger uBid stockholders have agreed not to offer, pledge, sell, contract to sell or grant any option to purchase, or otherwise transfer or dispose of, directly or indirectly, shares of Common Stock or any securities convertible into or exercisable for shares of Common Stock for a period ending on the earlier of (1) the 12 month anniversary of the Closing Date; (2) any time following the date on which the sale price of the Common Stock for any 20 days out of a 30-day trading period is greater than 150% of $4.50 as equitably adjusted for stock splits and the like from and after the Closing Date, and (3) the Common Stock is listed on NASDAQ National Market, the American Stock Exchange or the New York Stock Exchange.

Pro Forma Ownership

Immediately after giving effect to the Merger and First Closing, there are issued and outstanding on a fully diluted basis (including all shares reserved for issuance under the 2005 Equity Incentive Plan (as discussed further herein under the caption “Executive Compensation”)), 24,962,670 shares of Common Stock held as follows:

▪	the pre-Merger uBid stockholders hold 8,800,000 shares of Common Stock from the Merger, 444,444 of which will be subject to redemption at the Second Closing;

▪	the pre-Merger CCTR stockholders hold 599,331 shares of Common Stock;

▪
the investors hold 10,000,003 shares of Common Stock and warrants to acquire 2,500,003 shares of Common Stock, including 2,333,334 shares of Common Stock and warrants to acquire 583,334 shares of Common Stock held by the Petters Group and its affiliates;

▪	the Placement Agents hold warrants to acquire 230,000 shares of Common Stock;

▪	the Note Holders hold warrants to acquire 333,333 shares of Common Stock; and

▪	the 2005 Equity Incentive Plan has 2,500,000 shares of Common Stock authorized for issuance.

uBid granted options to purchase 1,721,700 shares of Common Stock under the 2005 Equity Incentive Plan immediately after the Closing Date.

In the event that the Maximum number of Units is sold at the Second Closing, there will be issued and outstanding on a fully diluted basis, (including all shares reserved for issuance under the 2005 Equity Incentive Plan) 26,736,666 shares of Common Stock held as follows:

▪	the pre-Merger uBid stockholders will hold 8,355,556 shares of Common Stock from the Merger, as a result of a reduction of 444,444 shares of Common Stock that were redeemed by uBid;

▪	the pre-Merger CCTR stockholders will hold 599,331 shares of Common Stock;

▪	Calico will hold 600,667 shares of Common Stock;

▪
the investors will hold a total of 10,777,776 shares of Common Stock and warrants to acquire 3,250,003 shares of  Common Stock (which gives effect to 1,000,001 shares of common stock being redeemed from Petters Group and 1,222,223 shares of Common Stock being redeemed from Petters Company, Inc.)

▪	the Placement Agents will hold warrants to acquire 320,000 shares of Common Stock;

▪	the Note Holders will hold warrants to acquire 333,333 shares of Common Stock; and

▪
the 2005 Equity Incentive Plan will have 2,500,000 shares of Common Stock authorized for issuance with options to purchase 1,721,700 shares granted thereunder to certain executives and employees (assuming no other issuances under the 2005 Equity Incentive Plan).

1. BUSINESS

Overview of Business

uBid commenced operations in 1997 primarily selling computer and consumer electronics on our online auction style marketplace as a wholly-owned subsidiary of PC Mall. In December 1998, uBid completed an initial public offering.

In April 2000, CMGI, Inc. (“CMGI”) acquired ownership of uBid in a stock-for-stock merger transaction valued at approximately $407 million. Upon closing, uBid became a wholly-owned subsidiary of CMGI.

On April 2, 2003, CMGI sold substantially all of the assets and non-related party liabilities of uBid to Takumi Interactive, Inc., an investment vehicle of Petters Group, which changed its name to uBid, Inc. immediately after the acquisition. As a result of the transaction, uBid became a separate stand-alone business owned substantially by the Petters Group. In consideration of the asset sale, Takumi paid CMGI (1) $1,612,500 in cash at closing, (2) a promissory note in the aggregate principal amount of $2,000,000, bearing interest at the prime rate plus 1.5%, payable in two equal installments on the first and second anniversaries of the closing, and (3) a warrant to purchase non-voting common stock of uBid constituting 5% of the outstanding common stock of uBid on the consummation of the business sale.

Our History

Over the past eight years, uBid’s business strategy has evolved significantly. uBid began operations as an e-tailer directly procuring merchandise consisting primarily of refurbished and overstock computer and consumer electronics inventory for sale in our auction style format online marketplace. Initially, uBid operated as the sole seller in the marketplace and was solely responsible for all warehousing and order processing and, therefore, incurred all costs and risks associated with product procurement.

Today, uBid’s business model includes our direct product procurement business channel, uBid Direct, and our more recently implemented business channel, the uBid Certified Merchant, which provides merchants the ability to sell merchandise in the uBid online marketplace.

Industry Overview

Growth of the Internet and E-Commerce

According to Forrester Research, in 2005, U.S. e-commerce sales will total approximately $175.3 billion and are expected to grow to approximately $271 billion by 2008, representing a compound annual growth rate (“CAGR”) of approximately 23%. In addition, according to the U.S. Census Bureau, over the last five years, U.S. e-commerce sales have tripled as a percentage of total retail sales, growing from 0.8% of total retail sales in the first quarter of 2000 to 2.3% in the first quarter of 2005.

Although just 10% of U.S. households shopped online in 1998, Forrester Research predicts that 40% will do so by 2009. Between 2007 and 2009, an average of two million new households will shop online for the first time each year, bringing significant new potential spending power online.

Several factors have and will continue to contribute to this growth including:

▪	increases in broadband penetration and Internet usage;

▪	increases in consumer trust in online shopping;

▪	growth in awareness of the convenience of online shopping;

▪	increases in the selection of products available online to consumers; and

▪	improvements in online payment technology.

The Online Auction Market Opportunity

Forrester Research predicts online auction sales will grow from approximately $13 billion in 2002 to approximately $54 billion in 2007, a 33% CAGR. Three primary factors are expected to drive this growth:

▪
Acceptance by mainstream shoppers making purchases online. It is expected that mainstream consumers will drive the majority of future growth in the segment, as the increased use of simpler formats, such as fixed price format sales, will encourage mainstream shoppers to purchase new and used goods from smaller sellers through auction formats.

▪
Growth in new categories. To date, consumer electronics, books and CDs have comprised the majority of online sales. However, several new categories including footwear, designer apparel and accessories and collectors’ items have begun to demonstrate strong growth.

▪	Growth in retailer participation. Retailers have begun considering moving marketing dollars and merchandise offerings to performance-based marketplaces.

Growth Opportunity in the Surplus Inventory Business

The online consumer surplus sector has remained significantly under-penetrated to date, accounting for aggregate sales of less than $2 billion, or 3%, of the $60 billion U.S. excess consumer goods market1 . Historically, manufacturers and merchants have sold excess goods through various traditional liquidation channels such as factory outlets, catalogs, resellers and mass merchants. Traditional liquidation channels are inefficient for various reasons including the following:

▪	traditional liquidation channels are fragmented and multi-layered greatly increasing distribution and logistics costs;

▪	lack of a reliable, interactive mechanism for setting prices;

▪	high costs of developing and maintaining a physical infrastructure;

▪	inability to cost effectively reach a broad consumer audience; and

▪	limited selection for buyers.

(1)	AMR Research

Online auction marketplaces address these inefficiencies by leveraging the connectivity of the Internet to enable manufacturers and merchants to offer an unlimited amount of merchandise to a unified global buyer base, while significantly reducing the costs associated with distribution, logistics and data collection.

In addition, by offering a separate distribution channel for excess merchandise sales, manufacturers and merchants are able to sell excess inventory independently of their full priced products, thereby avoiding customer confusion and the loss of sales on full priced products. As a result, merchants and manufacturers can maximize revenue and profit.

Growth in Technology / Consumer Electronics

Technology and consumer electronics products have typically represented a significant portion of online sales due to the homogeneity between specific product models and the ability to easily describe product specifications and features in writing. The market for technology and consumer electronics goods is expanding rapidly due to product and technology innovations as well as the growth of multimedia content including music, photos, movies and home video, in digital formats. Consumers are increasing their purchase volume of a variety of digital consumer electronics products, including portable digital music players, digital still cameras and digital video camcorders. Consumers are also increasingly focused on sharing multimedia content between devices, resulting in increases in purchase volume of products such as PCs with media functionality, notebook computers, digital televisions, personal video recorders and home networking devices. The Consumer Electronics Association forecasts that consumer electronics sales will reach $158 billion by 2008.

Growth in Under-Penetrated and Unique Product Categories

To date, consumers and businesses have primarily used the Internet to exchange products and services that can be easily described with graphics and text such as computers, consumer electronics, books, CDs and airline tickets.

While sales of auction mainstays like computers and collectibles still account for about half of auction sales, some unlikely products have taken off with auction shoppers. Forrester Research estimates that online footwear sales will grow from just over $1 billion to more than $3 billion in 2006 and also anticipates significant growth in linens and home décor items.

Forrester research estimates that as new and existing consumers increase the amount of money they spend online, most merchandise categories are expected to grow between a 10% and 20% CAGR over the next six years. However, certain under-penetrated categories, whose primary consumers have just begun becoming comfortable purchasing online, will experience notably higher growth. These merchandise verticals include tools and hardware, which is predicted to grow at a 37% CAGR over the same six year period, garden supplies, which is predicted to grow at a 24% CAGR, and flowers, which is predicted to grow at a 26% CAGR.

Challenges Faced by Online Retailers

Although the online retail channel provides significant benefits over traditional retail channels, online retailers also face a number of challenges, including:

▪
Establishing Brand Recognition, Attracting New Customers and Building Customer Loyalty. It is important for Internet retailers to establish a recognized and trusted brand-name online because consumers are generally wary of purchasing products from unfamiliar retailers. Generating positive brand recognition is critical to acquiring new customers. Online retailers may also experience difficulty retaining their customers because of the relative ease of switching to different websites and purchasing products from other online retailers.

▪
Providing a Broad and Available Product Selection. In order to appeal to consumers, online retailers must provide a large selection of products readily available for delivery. However, it is difficult to keep such a broad selection of products ready for delivery without incurring considerable inventory and warehouse costs.

▪
Competing with Low Prices. Significant price competition exists between online retailers because consumers are able to quickly compare prices on the Internet. Online retailers must be able to provide a high value proposition in order to attract and retain customers.

▪
Achieving Sufficient Scale. Online retailers must achieve sufficient scale to compete successfully with other major online and offline retailers. Significant investments are required to build the infrastructure and implement the marketing and sales campaigns necessary to drive consumer website traffic and convert website visitors into customers. Therefore, online retailers must have access to adequate capital and generate sufficient revenues to achieve the necessary scale required to reach profitability.

▪
Developing Technology Infrastructure. Online retailers must develop and implement flexible and scalable technology systems to appropriately accommodate large product catalogs with significant data storage needs, high volume transaction processing, order fulfillment workflow and high quality customer support and management.

The uBid Solution

Our online marketplace provides merchants with an efficient and economical sales channel for maximizing revenue on their excess merchandise, while providing consumers with a convenient method for obtaining these products at substantial savings. uBid’s online marketplace offers:

▪
Extensive Security and Fraud Protection. uBid’s online marketplace provides a trustworthy and secure buying environment in which uBid minimizes fraudulent activity and questionable product quality frequently associated with purchase transactions from unestablished businesses, individual consumers and other non-commercial parties. All merchants offering goods in our online marketplace are required to successfully complete our merchant certification process, which includes verification of the merchant’s trade and bank references and other information which establishes such merchant is in good business standing. As a result of this certification, fraudulent transactions in our marketplace are minimized. In addition, uBid requires all buyers to provide a valid credit card prior to placing their initial bid, resulting in reductions to the occurrence of fraudulent bidding.

▪
Strong Brand and Loyal Customer Base. We have strengthened our “trust” positioning over the past year through advertising, marketing and promotional campaigns and consistent delivery of quality products at low prices. We have amassed five million member registrations since our inception in 1997.

▪
Broad and Deep Product Selection. uBid offers over 200,000 high quality, brand-name new, close-out, overstock and refurbished merchandise in over 200 categories including computer products, consumer electronics, apparel, housewares, watches, jewelry, travel, sporting goods, home improvement products and collectible products each day.

▪
Compelling Value to Consumers and Merchants. We attract new consumers and retain existing consumers by offering low prices on high quality, brand-name products in a marketplace supported by both auction style and fixed price formats. We provide additional value to our consumers by providing timely and accurate order processing, direct fulfillment where applicable and in-house customer support. Sellers are attracted to uBid because of the large and growing number of potential buyers. The frequency of product offerings and the ability to continuously add new items allow merchants to liquidate inventory quickly to minimize the risk of price erosion. In addition, our auction style and fixed price formats allow suppliers and sellers the opportunity to optimize sales value while simultaneously liquidating excess merchandise directly to a nationwide audience, without conflicting with their primary distribution channels.

Business Channels

We currently provide suppliers and merchants the opportunity to offer and sell their products in the marketplace through two distinct business channels:

uBid Direct:

The uBid Direct business channel provides us with management control over all aspects of product acquisition, sale and distribution process. Through uBid Direct, we directly source, purchase, warehouse and market surplus inventory from suppliers and merchants in our established network of approximately 3,700 companies. uBid Direct allows suppliers and merchants to achieve immediate cost recovery on their excess, overstock and close-out merchandise. We direct the offer and sale of uBid Direct inventory on our online marketplace through our auction style or fixed price formats. Finally, we manage all order processing, order fulfillment and customer support needs related to uBid Direct inventory. uBid typically earns the margin difference between our purchase and selling price on the auction style and fixed price completed transactions. This business channel accounted for approximately 97.9% of net revenue in 2004. uBid Direct net sales for the year ended July 31, 2002, eight month period ended March 31, 2003, nine month period ended December 31, 2003 and year ended December 2004 were $377.2 million, $99.9 million, $64.9 million and $85.2 million, respectively. uBid Direct represented 97.7%, 96.5%, 98.7%, and 97.9% of total sales for the year ended July 31, 2002, eight months ended March 31, 2003, nine months ended December 31, 2003 and year ended December 2004, respectively.

uBid Certified Merchant Program:

The UCM Program provides merchants with greater management control over certain aspects of the sale process related to their products, while maintaining the opportunity to sell their products to our consumers on our online marketplace through our auction style or fixed price formats. Merchants participating in the UCM Program manage all warehousing of and order fulfillment for their UCM Program inventory. However, uBid manages all order processing and first response customer service needs related to UCM Program transactions. In furtherance of our commitment to minimize fraudulent activity and to provide a trustworthy and credible online marketplace, we require all merchants, prior to participating in the UCM Program, to satisfactorily complete our merchant certification process which verifies each participating merchant’s business status and trade references. uBid charges the merchants a commission fee for all completed auction style and fixed price format transactions.

This business channel enables certified merchants to sell their products, while maintaining control over warehousing and fulfillment. It also provides uBid with the ability to reduce costs and risk associated with product procurement while increasing supply and maintaining our trust positioning. We earn a commission on all items sold and this channel generated approximately 2.1% of net revenue in 2004.

Primary Growth Strategy Objectives

Our objective is to achieve accelerated growth and expansion. To realize this objective we have designed the following growth strategy initiatives:

▪
Increased Consumer and Merchant Base. We intend to continue expanding our consumer population through focused online marketing tactics. These efforts include paid and organic search, comparison shopping, affiliate programs and e-mail marketing. In addition, we have begun identifying key opportunity segments of our database for targeted activation programs. These efforts have resulted in an increase in traffic to uBid’s website, which reached 3.4 million unique visitors in August 2005, an increase of 335% as compared to January 2005. We have implemented a significant on going charity program, “uBid/uGive,” which is expected to create positive market and branding exposure for uBid with minimal expenditures.

▪
Product Category Expansion. We plan to continue to add product categories to offer consumers a more comprehensive collection of merchandise. We have been successful in increasing product categories including collectibles and antiques, music, movies, games and apparel while expanding the depth of merchandise offered in all categories, particularly jewelry and gifts, home and garden, sports and hobbies.

▪
uBid Certified Merchant Program Expansion. We believe this program will be a significant future growth driver. We anticipate capturing a large number of additional merchants by identifying and targeting the growing population of competitors’ disenfranchised merchants. We believe the UCM Program provides an attractive alternative by offering a simpler merchant fee structure, volume discounts and enhanced merchant services (such as dispute and collection assistance and relevant consumer statistics).

▪
Acquisitions. We are actively reviewing synergistic acquisition opportunities which are expected to provide inorganic expansion into additional verticals. We are also pursuing acquisitions of complementary technology and auction services platforms.

The uBid Online Marketplace

We have designed an easy-to-use online marketplace (www.ubid.com) to provide a friendly and positive shopping experience through interactive auction style and fixed price formats. Consumers may enter the marketplace directly by typing www.ubid.com or through a link from various online marketing promotions to the uBid home page, a product category page, sub-category page or individual product listing. From the home page, an individual may choose a specific item from one showcased that day, proceed to a specific category (such as computers or electronics) or respond to a specific promotion.

Each item offered in the marketplace has a unique product page that includes a concise product description, full-color image and detailed technical specifications. In addition, each product page provides a table indicating the quantity available, bid range, minimum incremental bid, current winning bidders, winning bid amounts and the remaining time left to bid. Sample product pages are provided below:

Prior to bidding on any product offered in the marketplace, each consumer is required to register by completing a simple online registration form and providing a valid credit card number. uBid verifies all information included on the registration form and verifies the consumer’s credit card. Pre-registration of all consumers reduces the number of “non-payment” bidders and contributes to uBid’s ability to minimize fraud in the marketplace. After the consumer successfully completes pre-screening, the consumer creates a unique login name and password after which the pre-screened consumer is allowed to bid on products in the marketplace.

Pre-screened consumers participate in the marketplace by reviewing products and setting bid prices. After setting a bid price on an item, the consumer’s login name and bid price are placed on the bidder list provided on that item’s product page. Bidding continues until expiration of the pre-established open bid time for that item. During the open bidding period, consumers may elect to be notified by e-mail when they are outbid or may use the “Bid Butler” to automatically increase their bid up to a predetermined maximum dollar amount.

On the day that the open bidding period ends, winning bidders are determined and notified by e-mail. The highest bidders of an item become the “winners.” Winning bidders may pay different prices; however, in the event of equal winning bid prices, bids on larger quantities and earlier bid times prevail. The winning customer’s credit card is then screened for fraud and credit availability, the purchase is processed, shipped and the customer’s credit card is charged.

Products and Merchandising

For the quarter ended September 30, 2005, our product mix based on units sold consisted of approximately 60% new merchandise and 40% refurbished products. This mix fluctuates from quarter to quarter depending on the type of products posted in our marketplace.

Most merchandise sold is covered by manufacturer, distributor or refurbisher warranties. Additionally, in most cases, in those states where third party warranties are permitted by law, extended warranties on merchandise are available for purchase. Merchandise from the following categories is offered in our marketplace:

▪
Computer Products: Including items such as desktops, portable computers, computer accessories, disk drives, modems, monitors/video equipment, components, printers, scanners, digital cameras, software and home office products.

▪	Consumer Electronics: Including items such as home theater equipment, home audio equipment, speakers, televisions, camcorders, VCRs, DVD players, portable audio players and automobile audio equipment.

▪	Apparel and Accessories: Including items such as men’s, women’s and children’s casual, fitness, and dress clothing, shoes and accessories.

▪	Jewelry and Gifts: Including items such as rings, earrings, watches, bracelets and loose stones.

▪	Home: Including items such as appliances, vacuum cleaners, furniture, tools, luggage, appliances, furnishings, art and lawn and garden.

▪	Sporting Goods and Memorabilia: Including items such as sports memorabilia and equipment for golf, tennis, health and fitness, outdoor sports, bicycles, water sports and team sports.

▪	Books, Music and Videos: Including items such as books, movies, video games, DVDs and CDs.

▪	Collectibles: Including items such as dolls, stamps, coins, pottery, glass and figurines.

Fulfillment and Logistics

uBid uses a third party logistics warehouse and distribution system. This flexible system enables uBid to control warehouse costs and more closely manage the distribution of our directly procured merchandise because we only pay for the warehousing used on a per transaction basis. Direct product fulfillment and its related costs shrink or expand to fit the needs of the business. As a result, uBid does not incur significant overhead costs of owning and operating a warehouse.

Sales and Marketing

uBid’s marketing strategy is aligned with our overall business goals to drive revenue and margin growth by increasing our consumer and merchant bases and expanding uBid’s reach.

uBid’s marketing strategy is focused primarily on four areas: 1) increasing consumer awareness of uBid as The marketplace you can trust™; 2) expanding and optimizing customer acquisition efforts; 3) implementing a scalable, cost-effective customer retention program; and 4) increasing the availability of qualified merchant leads for the UCM Program.

▪
Increasing consumer awareness of uBid’s “trust” position. uBid has created a unique position in the marketplace focused on earning consumer trust. This position of “trust” is supported by our focus on business-to-consumer selling (versus consumer-to-consumer selling), our efforts to minimize fraudulent sellers by requiring all merchants participating in the UCM Program to complete a merchant certification process, significant investments in our customer support services, internal product warehousing and payment transaction processing and endorsements from various recognized third party security and privacy programs. We believe this “trust” positioning will continue to set us apart from our competitors and provide a meaningful difference in attracting and maintaining customers.

▪
Expanding and optimizing customer acquisition efforts. Our marketing expenditures are primarily spent on attracting traffic to our website. Potential new customers are sourced through a range of online efforts including affiliate programs, paid and organic search programs, shopping comparison programs, online partnerships and e-mail marketing. In addition, we are also evaluating new marketing channels such as offline direct response television and radio, in-store media, event marketing and single partnerships with key online media companies to broaden our customer demographics and drive larger incremental gains in customer acquisition.

▪
Implementing a scalable, cost-effective customer retention program. It is critical to have a program that effectively manages new customer relationships from acquisition to activation (1st time bidding/buying) to repeat purchase. We have recently begun investing in the implementation of our customer retention management (“CRM”). Our efforts to date have been focused on developing programs aimed at improving bidding/buying behavior among key customer segments: 1) recent bidders, 2) lapsed and long lapsed bidders, 3) inactive members (i.e. never bid), 4) registered members without a credit card on file, and 5) members without an opt-in e-mail address. In addition, we are working on a long term CRM strategy, which is expected to include development of a marketing data warehouse.

▪
Increasing the availability of qualified merchants for the UCM Program. The recruiting of merchants to the UCM Program has become a primary growth focus. We are marketing to prospective merchants principally through online media, including e-mail marketing and online trade media (e.g. auction industry newsletters), as well as offline through public relations and trade show events. We are also building our own merchant prospect list from several sources for use in direct solicitations via e-mail and direct mail. These efforts have resulted in a significant increase in the volume of qualified prospect applications for processing.

Customer Support and Service

Our ability to establish and maintain long term relationships with our customers and encourage repeat visits and purchases is dependent, in part, on the strength of our customer support and service operations. We have established multiple channels for communicating with our customers before and after the sale, including phone, e-mail and online support.

Customer Care Center

We currently employ a staff of in-house customer support personnel responsible for handling customer inquiries, tracking shipments, investigating and resolving problems with merchandise. Our Customer Care Center has a 165 seat capacity and is located in Danville, Illinois. Currently, we utilize less than 20% of the center’s capacity. Customer Care representatives are available for support 8am-6pm CST Monday through Friday. In addition, our customer service representatives are trained to cross-sell complementary and ancillary products and services including extended product warranties and accessories.

Most products are covered by manufacturers’ warranties or third party warranties which customers can purchase through uBid. We will, in specific instances, accept merchandise returns if a product is defective or does not conform to the specifications of the item sold at auction, and we work with our customers to resolve complaints about merchandise.

In addition, we have automated some of our customer service functions including providing online access to product shipping status.

Certified Central

Certified Central is uBid’s secure web-based platform that allows our certified merchants to build a database of products, create auctions, download orders, and communicate with uBid’s Customer Care Team and Merchandising Department quickly and easily.  uBid provides many different services through Certified Central at no additional charge to our merchants. These services, which include the ability to upload multiple images and view top selling product reports, are designed to enhance the merchant’s selling experience and satisfaction with uBid.

Whether a merchant is expanding its marketplace options or entering the online auction channel for the first time, Certified Central is designed around a simple and easy-to-use interface. Certified Central is also backed by a live account management team to assist with planning, problems or inquiries.

uBid Technology

Our technology is based on a highly scalable, resilient architecture designed to maintain increased website availability and improved network performance.

Sample Auction Page

Our technology strategy focuses on: scalability to grow the business, increased availability, flexibility and security.

Scalability

uBid’s growth strategy focuses on building our buyer and seller bases which will require our technology to fundamentally support large capacity levels and provide scalability. uBid’s technology is built on a “distributed architecture model” which enables our software applications to run parallel on multiple servers. This technique allows our system to load balance the increased traffic and workload among a group of servers.

The website supports several activities such as browsing/searching for items, registration of customers, auction management tasks (e.g. opening and closing of auctions, bidding for items in a variety of formats), order processing, credit card and fraud management.

At our peak volume levels, the platform was able to process over $430 million net revenues per year and 192,000 auctions a day.

In June 2004, to address aging concerns of our server farms and infrastructure, we upgraded our new data center and all of our hardware to further enhance the capacity and reliability of our technology platform. Hewlett Packard’s new generation type two servers provide optimal power and capacity to drive our web applications and database servers. All these servers are clustered into individual server farms that are critical to achieving the scale to carry the business moving forward. Additionally, we invested in a storage area network (“SAN”). SAN is very critical to providing scale and high levels of availability to our database servers.

Availability

Our business model dictates that our online marketplace be available 24 hours a day, 7 days a week. Our newly engineered data center has a robust, responsive, resilient platform to support our growing customer base. Our technology platform is able to achieve high availability by maintaining redundant components critical to the effective functioning of the platform. We have built a redundant and cost-efficient network that is resilient even if a few elements in the network fail. This has been achieved by designing a fully meshed network with dual network interfaces, switches, routers and load balancers. Every key data circuit that is critical to the availability of the platform has an alternate path to ensure that the website is reachable. Our website is connected to the Internet through redundant DS-3 circuits using AT&T as the back bone.

Flexibility

The underlying framework that is the core of the website can be reused to build out new software applications that are needed to support the new functionality of the website. This feature allows us to be flexible in creating new applications in direct response to the changing needs of merchandising and marketing. Our UCM Program merchants rely heavily on Certified Central, a web based system that enables them to manage their business on our website. This system has a powerful dashboard that gives visibility into critical data including auctions success, hot auctions, questions from prospective buyers, etc. We periodically upgrade this system to offer enhanced real time services which includes an API (Application Programming Interface) feature using XML (Extensible Markup Language) that is used by merchants to bulk upload data into our platform. For our UCM Program merchants, this API will significantly reduce the time to market their inventory.

Security

uBid operates a "trusted" online marketplace utilizing best-in-class auction technology. We have implemented measures to minimize buyer and seller fraud including pre-screening of all new bidders using leading anti-fraud detection tools. Our anti-fraud programs are continually updated to stay current with the latest evolution of online fraud tools. Additionally, all consumer sensitive data such as credit card numbers and passwords are encrypted and stored behind our secure network. We use Secure Sockets Layer (“SSL”) and enhanced encryption algorithms to protect consumer sensitive data. The network is also protected with Intrusion Detection Systems and firewalls that allow restricted ports from the outside network.

Competition

The online auction services market is new, rapidly evolving, intensely competitive and has relatively low barriers to entry, as new competitors can launch new Websites at a relatively low cost. We believe that competition in the online auction market is based predominantly on:

•	price;
•	product quality and selection;
•	shopping convenience;
•	order processing and fulfillment;
•	customer service; and
•	brand recognition.

Our auction services compete with other online retailers and traditional liquidation “brokers,” some of whom may specifically adopt our methods and target our customers. We currently or potentially compete with a variety of companies that can be divided into two broad categories:

•	liquidation e-tailers such as SmartBargains; and
•	online retailers such as Amazon.com auctions, eBay, Inc. and Buy.com, Inc.

As the market for online auction grows, we believe that companies involved in online retail, as well as traditional retailers and liquidation brokers, will increase their efforts to develop services that compete with our online services. We also face potential competition from Internet companies not yet focused on the auction market. We are unable to anticipate which other companies are likely to offer services in the future that will compete with the services and products we provide.

In addition, many of our current and potential competitors have greater brand recognition, longer operating histories, larger customer bases and significantly greater financial, marketing and other resources than we do, and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors could enter into exclusive distribution arrangements with our vendors and deny us access to their products, devote greater resources to marketing and promotional campaigns and devote substantially more resources to their Website and systems development than we do. New technologies and the continued enhancement of existing technologies also may increase competitive pressures on us. We cannot assure you that we will be able to compete successfully against current and future competitors or address increased competitive pressures. See “Risk Factors.”

Intellectual Property and Other Proprietary Rights

We regard our domain names and similar intellectual property as critical to our success. We rely on a combination of laws and contractual restrictions with our employees, customers, suppliers, affiliates and others to establish and protect our proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without authorization. In addition, we cannot assure you that others will not independently develop similar intellectual property. Although we are pursuing the registration of our key trademarks in the United States, some of our trade names are not eligible to receive trademark protection. In addition, effective trademark protection may not be available or may not be sought by us in every country in which our products and services are made available online, including the United States.

The uBid(SM) service mark is registered in the United States. Our proprietary software is protected by copyright laws. The source code for our proprietary software also is protected under applicable trade secret laws. We own the copyright and other proprietary rights with respect to our auction processing and auction management applications. We own the patent license for fixed price consignment that will allow our vendors and our merchants to create auctions with fixed pricing. We also own the patent license for search agents that will allow us to search on inventory of our vendors. These two patents were licensed from MercExchange, LLC.

From time to time, we may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us.

Third parties may, in the future, recruit our employees who have had access to our proprietary technologies, processes and operations. These recruiting efforts expose us to the risk that such employees will misappropriate our intellectual property.

Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could materially harm our business. See “Risk Factors.”

Employees

As of December 31, 2005, we had 95 full-time employees. None of our employees is represented by a labor union, and we consider our employee relations to be good. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel.

Principal Executive Offices

In connection with the consummation of the Merger and related transactions, the address of our principal executive offices changed to 8550 West Bryn Mawr, Suite 200, Chicago, Illinois 60631 and our telephone number changed to (773) 272-5000.

Available Information

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports we file, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Our reports filed with the SEC are also available on the SEC’s Internet site (http://www.sec.gov).

1A. RISK FACTORS

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals, including those described below. The risks described below are not the only ones we will face. Additional risks not presently known to us or that we currently deem immaterial may also impair our financial performance and business operations. If any of these risks actually occurs, our business, financial condition or results or operation may be materially adversely affected. In such case, the trading price of our Common Stock could decline, and investors may lose all or part of their investment. Before making any investment decision, investors should refer to the other information contained in this Current Report, the Original 8-K and in the exhibits attached thereto as well as the information contained in all reports and other documents filed by us with the SEC.

RISKS RELATED TO OUR COMPANY

Revenue growth in prior periods may not be indicative of our future growth.

uBid’s revenues have fluctuated significantly in the past and may fluctuate significantly in the future, which prevents the meaningful use of period-to-period comparisons of financial results. Accordingly, investors should not rely on past revenue growth rates as a prediction of our future growth.

We have a history of operating losses which may continue.

uBid has a history of losses and may continue to incur operating and net losses for the foreseeable future. uBid incurred a net loss of approximately $6.3 million for the year ended December 31, 2004. As of September 30, 2005, our retained deficit was $13.9 million. We have not achieved profitability on an annual basis. We may not be able to reach a level of revenue to achieve profitability. If our revenues grow more slowly than anticipated or if operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may adversely affect our financial condition and our stock price.

Our financial results fluctuate and may be difficult to forecast.

Our quarterly revenues, expenses and operating results are unpredictable. We expect that our operating results will continue to fluctuate in the future due to a number of factors, some of which are beyond our control. These factors include:

▪	our ability to increase our brand awareness;

▪	our ability to attract visitors to our website and convert those visitors into bidders and customers;

▪	our ability to increase our customer base;

▪	the amount and timing of costs relating to the expansion of our operations, including sales and marketing expenditures;

▪	our ability to sell products at auction at the price targets we set;

▪	our ability to introduce new types of merchandise, service offerings or customer services in a competitive environment;

▪	our ability to control our gross margins;

▪	technical difficulties consumers might encounter in using our website;

▪	our ability to manage third party outsourced operations;

▪	our ability to sell our inventory in a timely manner and maintain customer satisfaction;

▪	delays in shipments as a result of computer systems failures, strikes or other problems with our delivery service or credit card processing providers;

▪	the availability and pricing of merchandise from manufacturers, suppliers and vendors;

▪	the amount of returns of our merchandise;

▪	product obsolescence and price erosion;

▪	general economic conditions and those specific to the Internet and electronic commerce;

▪	consumer confidence in encrypted transactions on the Internet;

▪	our ability to obtain cost effective advertising on other entities’ websites; and

▪	the effectiveness of offline advertising in generating additional traffic to our website.

To respond to competitive pressures in our market, we may from time to time make service, marketing or supply decisions or acquisitions that could adversely affect our operating results. Due to all of these factors, our operating results may fall below the expectations of securities analysts and investors, which could cause a decline in the price of the Common Stock.

Losing key personnel may adversely affect our business.

Our future performance depends substantially on the continued service of our senior management and other key personnel. In particular, our success depends upon the continued efforts of our management personnel, including our President, Robert H. Tomlinson, Jr., our Executive Vice President, Timothy E. Takesue, our Chief Marketing Officer, Anthony Priore, and other members of the senior management team. Mr. Tomlinson, Mr. Takesue and Mr. Priore have executed employment agreements, but these agreements do not guarantee continued employment. We do not currently maintain key person life insurance.

Our business may suffer if we do not attract and retain additional highly skilled personnel.

To meet our expected growth, we believe that our future success will depend upon our ability to hire, train and retain other highly skilled personnel. Competition for quality personnel is intense. We cannot be sure that we will be successful in hiring, assimilating or retaining the necessary personnel, and our failure to do so could adversely affect our business and financial condition.

Our failure to manage growth effectively could adversely affect our business and financial condition.

We have experienced significant fluctuations in revenue, have rapidly expanded our operations and anticipate that we will have to continue this expansion to capture potential market opportunities. We have expanded from two employees at our inception to 95 employees at December 31, 2005. Our revenues have increased from approximately $9,000 in the period from our inception in December 31, 1997 to over $87 million in the year ended December 31, 2004. We expect to continue to add additional key personnel in the future.

To manage our expected growth, we will have to expand existing operations, particularly customer service and merchandising, and improve existing operational, financial and inventory systems, procedures and controls. We also will have to maintain relationships with the following parties to control our strategic direction in a rapidly changing environment:

▪	merchandise suppliers;

▪	freight companies;

▪	Internet service providers / web-hosting providers; and

▪	warehouse operators.

We cannot assure investors that our current personnel, systems, procedures and controls will be adequate to support our future operations. We also cannot assure investors that our management will be able to identify, hire, train, retain, motivate and manage required personnel or that our management will be able to manage and exploit existing and potential market opportunities successfully. Failure to manage our growth effectively could harm our business.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our Common Stock.

We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for our effective management because of the recent changes in the rules and regulations that govern publicly held companies, including, but not limited to, certifications by executive officers. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges and NASDAQ. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles.

Further, some of these recent changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of Common Stock on any stock exchange or NASDAQ (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may harm the trading price of our stock.

We must maintain effective internal controls to provide reliable financial reports and detect fraud. We have been assessing our internal controls to identify areas that need improvement. We are in the process of implementing changes to internal controls, but have not yet completed implementing these changes. Failure to implement these changes to our internal controls or any others that we identify as necessary to maintain an effective system of internal controls could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our stock.

We will be required to indemnify our officers and directors in most circumstances.

Under applicable law, our directors will not be liable for monetary damages to us or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, except for certain circumstances. Further, our Certificate of Incorporation and Bylaws require us to indemnify and hold harmless our directors and officers from and against and in respect of certain losses, damages, deficiencies, expenses or costs that may be incurred or suffered by such directors and officers as a result of their serving in such capacities with us.

All liabilities of CCTR will survive the Merger and CCTR may have undisclosed liabilities that could harm our revenues, business, prospects, financial condition and results of operations.

uBid and its counsel have conducted due diligence on CCTR customary and appropriate for the Merger transaction. However, the due diligence process may not have revealed all material liabilities of CCTR currently existing or which may be asserted in the future against us relating to CCTR activities before the consummation of the Merger. Although the Merger Agreement contains a stockholder post-closing adjustment to the number of shares of Common Stock issued to pre-Merger uBid stockholders as a means of providing a remedy for breaches of representations made in the Merger Agreement by CCTR, including representations related to undisclosed CCTR liabilities, this adjustment is limited and there is no comparable protection offered to our other investors. Any such liabilities of CCTR will survive the Merger and could harm our revenues, business, prospects, financial condition and results of operations.

RISKS RELATED TO OUR BUSINESS

We may not be successful in developing brand awareness, and the failure to do so could significantly harm our business and financial condition.

We believe that the importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of our brand will depend largely on our ability to increase our customer base. If suppliers do not perceive us as an effective marketing and sales channel for their merchandise, or if consumers do not perceive us as offering an entertaining and efficient way to purchase merchandise, we may be unsuccessful in promoting and maintaining our brand. To attract and retain customers and promote our brand, we expect to increase our marketing and advertising budgets. Failure to successfully promote our brand in a cost effective manner or achieve a leading position in Internet commerce could significantly harm our business.

Our failure to remain competitive may significantly hinder our growth.

The electronic commerce marketplace is rapidly evolving and intensely competitive, and we expect competition to intensify in the future. We compete with a variety of other companies based on the type of merchandise and the sales format they offer to customers. These competitors include, but are not limited to:

▪	Various online auction houses such as eBay.com, Amazon.com Auctions, Yahoo! Auctions, and Bidz.com.

▪
A number of e-commerce companies focused primarily on excess and overstock products with fixed price format, including Amazon.com, Overstock.com, Shopping.com, eCost.com, BlueFly.com and SmartBargains.com.

▪	A variety of offline auction companies that offer similar merchandise to that available in our marketplace supply.

▪	Merchants that have their own direct distribution channels for excess inventory or refurbished products.

▪
Companies with substantial customer bases in the computer and peripherals catalog business, including CDW Computer Centers, PC Connection and PC Mall, some of which already sell online or may devote more resources to e-commerce in the future.

Some of our current and potential competitors have established or may establish cooperative relationships among themselves or directly with suppliers to obtain exclusive or semi-exclusive sources of merchandise. In addition, there has been consolidation in the industry, which may continue in the future. Accordingly, new competitors or alliances among competitors and suppliers may emerge and rapidly acquire market share. In addition, manufacturers may elect to sell their products directly. Increased competition is likely to reduce our operating margins, cause us to lose market share or diminish our brand. Any of these things occurring could significantly harm our business.

Many of our current and potential competitors have significantly greater financial, marketing, customer support, technical and other resources than we have. As a result, these competitors may be able to secure merchandise from suppliers on more favorable terms than us. They may also be able to respond more quickly to changes in customer preferences or devote greater resources to developing and promoting their merchandise.

We may need to raise additional capital to meet our business requirements in the future and such raising may be costly or difficult to obtain and could dilute current investors’ ownership interests.

We may need additional capital in the future, which may not be available on reasonable terms or at all. The raising of additional capital may dilute investors’ ownership interest. We may need to raise additional funds through public or private debt or equity financings to meet various objectives including, but not limited to:

▪	pursuing growth opportunities, including more rapid expansion;

▪	acquiring complementary businesses;

▪	making capital improvements to improve our infrastructure;

▪	hiring qualified management and key employees;

▪	developing new services or products;

▪	responding to competitive pressures;

▪	complying with regulatory requirements such as licensing and registration; and

▪	maintaining compliance with applicable laws.

Any additional capital raised through the sale of equity or equity backed security may dilute investors’ ownership percentage and could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of those securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect.

Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business and, further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

If the products that we offer do not reflect our customers’ tastes and preferences, our revenues and profit margins could decrease.

Our success depends in part on our ability to offer products and services that reflect consumers’ tastes and preferences. Consumers’ tastes are subject to frequent, significant and sometimes unpredictable changes. Because the products that we sell typically consist of manufacturers' and retailers’ excess inventory, we have limited control over the specific products that we offer for sale. If the merchandise we offer for sale fails to satisfy customers’ tastes or respond to changes in customer preferences, our sales could suffer and we could be required to mark down unsold inventory which could depress profit margins. In addition, any failure to offer products and services in line with customers’ preferences could allow competitors to gain market share, which could have an adverse effect on our business, results of operations and financial condition.

Our growth and future success depend on our ability to generate traffic to our website and we may not be able to effectively do so.

Our ability to sell products on our online marketplace depends substantially on our ability to attract traffic to our website. We have traditionally spent significant amounts of money for online advertising to attract such traffic. We expect that our sales and marketing expenses, including advertising expenditures, will increase as we attempt to generate increased traffic to our website. If we are unable to generate traffic to our website cost effectively, or if our efforts to promote our auctions using both online and offline media are not successful, our growth and business prospects may be substantially limited.

We depend to some extent on relationships with other online companies through which we place our advertising and expect that our dependence on these relationships will increase in the future. These relationships include:

▪	portal arrangements and agreements for anchor tenancy on other companies’ websites;

▪	sponsorships;

▪	promotional placements;

▪	banner advertisements; and

▪	other online advertising including paid searches.

Generally, these arrangements have terms for up to three years, are not exclusive, do not provide for guaranteed renewal, and may be terminated by us without cause. The risks created by our dependence on these relationships include:

▪	competitors may purchase exclusive rights to attractive space on one or more key websites;

▪	our online partners might be unable to deliver a sufficient number of customer visits or impressions;

▪	significant spending on these relationships may not increase our revenues in the time periods we expect or at all;

▪	our online partners could compete with us for limited online auction revenues; and

▪	space on websites may increase in price or cease to be available to us on reasonable terms or at all.

If other online companies terminate any of our arrangements, or if we fail to continue to acquire similar arrangements in the future, this could materially harm our business.

Our business channel, uBid Direct, may subject us to risks of decreased or negative gross margins.

We currently purchase most of the merchandise to be sold on our marketplace, and in doing so assume the inventory and price risks of this merchandise. These risks are especially significant because most of the merchandise we sell is subject to rapid technological change, obsolescence and price erosion. Because we rely heavily on purchased inventory, our success will depend on our ability to sell such inventory rapidly through our website. We also rely heavily on the ability of our buying staff to purchase inventory at attractive prices relative to resale value and our ability to manage customer returns and the shrinkage resulting from theft, loss and misrecording of inventory.

Due to the inherently unpredictable nature of the auction style format, it is impossible for us to determine with certainty whether any item will sell for more than the price we pay for it. Further, because minimum opening bid prices for the merchandise listed on our website generally are lower than the acquisition costs for the merchandise, we cannot be certain that we will achieve positive gross margins on any given sale. If we are unable to liquidate our purchased inventory rapidly, if our buying staff fails to purchase inventory at attractive prices relative to resale value at auction, or if we fail to predict with accuracy the resale prices for our purchased merchandise, we may have to sell our inventory at a discount or at a loss. This could adversely affect our financial condition and results of operations.

We rely on third parties to maintain our critical systems and, if these third parties fail to perform their services adequately, we could experience disruptions in our operations.

We rely on a number of third parties for Internet and telecommunications access, fulfillment and delivery services, credit card processing and software services. We have limited control over these third parties and no long-term relationships with any of them. For example, we do not own a gateway onto the Internet. From time to time, we have experienced temporary interruptions in our website connection and our telecommunications access. Slow Internet transmissions or prolonged interruptions in our website connection or telecommunications access could materially harm our business.

We and our certified merchants use UPS, Federal Express, DHL and USPS delivery services for substantially all of our products. Should any of these third party service providers be unable to deliver our products for a sustained period because of a strike or other reason, this could harm our business. In addition, uBid and our certified merchants could experience delays in shipment due to computer systems failures or other problems related to third party service providers.

Our internally developed auction software depends on operating system, database and server software that was developed and produced by and licensed from third parties. We have, from time to time, discovered errors and defects in the software from these third parties and we rely to some extent on these third parties to correct errors and defects in a timely manner. If we are unable to develop and maintain satisfactory relationships with these third parties on acceptable commercial terms, or if the quality of products and services provided by these third parties falls below a satisfactory standard, we could experience disruptions in our operations.

Our business may suffer from capacity constraints or system interruptions.

A key element of our strategy is to generate a high volume of traffic to our website. Our revenues depend substantially on the number of customers who use our website to purchase merchandise. Accordingly, the satisfactory performance, reliability and availability of our website, transaction-processing systems, network infrastructure and delivery and shipping systems are critical to our operating results, as well as to our reputation and ability to attract and retain customers and maintain adequate inventory and customer service levels.

Periodically, we have experienced minor systems interruptions, including Internet disruptions, which we believe may continue to occur from time to time. Any systems interruptions, including Internet disruptions that make our website inaccessible or reduce our order fulfillment performance, would reduce the volume of goods we are able to sell, which could harm our business. We are continually enhancing and expanding our transaction processing systems, network infrastructure, delivery and shipping systems and other technologies to accommodate a substantial increase in the volume of traffic on our website. We cannot assure you that we will be successful in these efforts or that we will be able to project accurately the rate or timing of increases, if any, in the use of our website or timely expand and upgrade our systems and infrastructure to accommodate these increases. We cannot assure you that our network or our suppliers’ networks will be able to timely achieve or maintain a sufficiently high capacity of data transmission, especially if our website traffic increases. If we fail to achieve or maintain our capabilities for high capacity data transmission, consumer demand for our services could decline.

If the facility where substantially all of our computer and communications hardware is located fails, this may harm our business, results of operations and financial condition.

Our success, and, in particular, our ability to successfully receive and fulfill orders and provide high-quality customer service, largely depend on the efficient and uninterrupted operation of our computer and communications hardware systems. Most of the computer and communications hardware that runs the website is located at a single co-location facility in Lisle, Illinois. The redundancy and the failover technology built at the co-location facility can handle a few simultaneous hardware failures. Failure of a majority of the hardware at the same time will affect tremendously the functioning of the website and receiving orders. We have implemented a formal disaster recovery plan and back up process to protect our data and systems. We also maintain business interruption insurance. We have created a disaster recovery strategy but have not formally tested such strategy and there are no guarantees that the disaster recovery strategy will be able to bring the fully functional website back in a reasonable amount of time. The hardware and data security measures we have created may not protect our systems from interruptions or be sufficient to repair, recover or otherwise compensate us for loss or damage to such systems or data. Also, despite the implementation of such network security measures, our systems and data remain vulnerable to computer viruses, physical or electronic break-ins, fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, earthquake and similar events which could lead to interruptions, delays, damage, loss of critical data or the inability to accept and fulfill customer orders. In such events, our network security measures may be insufficient to repair or recover the lost or damaged systems or data or compensate us for losses that may occur. The occurrence of any of the foregoing events could harm our business, prospects, financial condition and results of operations.

We may not be able to sustain or grow our business unless we keep up with rapid technology changes.

The Internet and electronic commerce industries are characterized by:

▪	rapidly changing technology;

▪	evolving industry standards and practices that could render our website and proprietary technology obsolete;

▪	changes in consumer demands; and

▪	frequent introductions of new services or products that embody new technologies.

Our future performance will depend, in part, on our ability to develop, license or acquire leading technologies, enhance our existing services and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. Developing website and other proprietary technology involves significant technical and business risks. We also cannot assure you that we will be able to successfully use new technologies or adapt our website and proprietary technology to emerging industry standards. We may not be able to remain competitive or sustain growth if we do not adapt to changing market conditions or customer requirements.

We may suffer disruption in our business because of changes in our systems, facilities and fulfillment activities.

We believe that our success is dependent in large part upon our ability to provide prompt and efficient service to our customers. As a result, any disruption of our day-to-day operations could have a material adverse effect on our business, and any failure of our information management systems or distribution capabilities could impair our ability to receive and process customer orders and ship products on a timely basis.

We expect to upgrade our software and hardware systems on a continuing basis. The transition to, or upgrading of, our hardware and software systems could result in delays, failures or execution difficulties that could impair our ability to receive and process orders and ship products in a timely manner.

We are currently evaluating an upgrade to our enterprise resource planning applications (“ERP”). These applications support our back office operations. Upgrades may be required to the ERP applications to ensure that such applications stay current on the latest applicable version. By design, these upgrades are time consuming, expensive and intrusive to daily business operations. Conducting such upgrades could result in a failure to our operating systems or may cause a delay in fulfillment of orders received through our online auction platform. Undertaking such an upgrade will require a significant capital expenditure that may result in a diversion of funds required for general operating expenses, which may result in an adverse effect to our ongoing business operations.

To date, we have had various interruptions to our service because of loss of power and telecommunications connections. Our insurance coverage may not be adequate to compensate for all losses that may occur because of any future service interruptions. Although we have implemented network security measures and firewall security, our servers are also vulnerable to computer viruses, physical or electronic break-ins, attempts by third parties to overload our systems and similar disruptive problems. Any of these problems could cause interruptions, delays, loss of data or cessation in service to our users. The occurrence of any of these events could significantly harm our business prospects and financial condition.

Technological or other assaults on our service could harm our business.

We are vulnerable to coordinated attempts to overload our systems with data, resulting in denial or reduction of service to some or all of our users for a period. Although we have implemented preventive steps to block these attempts, the occurrence of any such event could reduce our revenue and harm operating results and our financial condition.

Our inability to adequately protect our proprietary technology could adversely affect our business.

Our proprietary technology is one of the keys to our performance and ability to remain competitive. We rely on a combination of trademark, copyright and trade secret laws to establish and protect our proprietary rights. We also use technical measures, confidentiality agreements and non-compete agreements to protect our proprietary rights. Our uBid service mark is registered in the United States. However, we may not be able to secure significant protection for our service marks or trademarks. Our competitors or others could adopt product or service names similar to “uBid” or our other service marks or trademarks. Any of these actions by others might impede our ability to build brand identity and could lead to customer confusion. Our inability to protect our service mark or trademarks adequately could adversely affect our business and financial condition.

We rely on copyright laws to protect our proprietary software and trade secret laws to protect the source code for our proprietary software. We generally enter into agreements with our employees and consultants and limit access to and distribution of our software, documentation and other proprietary information. The steps we take to protect our proprietary information may not prevent misappropriation of our technology, and the agreements we enter into for that purpose might not be enforceable. A third party might obtain and use our software or other proprietary information without authorization or develop similar software independently. It is difficult for us to police for unauthorized use of our technology, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other transmitted data. The laws of other countries may not provide us with adequate or effective protection of our intellectual property.

We may infringe on third party intellectual property rights and could become involved in costly intellectual property litigation.

Other parties claiming infringement by our software or other aspects of our business could sue us. We are not currently involved in any suit that would have a material effect on our business.

However, any future claims, with or without merit, could impair our business and financial condition because they could:

▪	result in significant litigation costs;

▪	divert the attention of management;

▪	divert resources; or

▪	require us to enter into royalty and licensing agreements that may not be available on terms acceptable to us or at all.

In the future, we may also file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Litigation over these issues, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could adversely affect our business and financial condition.

We may experience unexpected expenses or delays in service enhancements if we are unable to license third party technology on commercially reasonable terms.

We rely on a variety of technology that we license from third parties. These third party technology licenses might not continue to be available to us on commercially reasonable terms or at all. If we are unable to obtain or maintain these licenses on favorable terms, or at all, we could experience delays in completing and developing our proprietary software. These delays could significantly harm our business and financial condition.

The listing or sale of pirated, counterfeit or illegal items by third parties may harm our business and reputation.

We may be unable to prevent third parties from listing unlawful goods, and we may be subject to allegations of civil or criminal liability for unlawful activities carried out by third parties through our website. In the future, we may find it necessary to implement additional measures to protect further against the potential liabilities that could require us to spend substantial resources and/or to reduce revenues by discontinuing certain service offerings. Any costs incurred because of liability or asserted liability relating to the sale of unlawful goods or the unlawful sale of goods could harm our revenues, business, prospects, financial condition and results of operations. Negative publicity generated because of the foregoing could damage our reputation, harm our business and diminish the value of the uBid brand name.

We may be liable if third parties misappropriate our customers’ personal information.

If third parties are able to penetrate our network security or otherwise misappropriate our customers’ personal information or credit card information, or if we give third parties improper access to our customers’ personal information or credit card information, we could be subject to liability. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. This liability could also include claims for other misuses of personal information, including unauthorized marketing purposes. These claims could result in litigation. Liability for misappropriation of this information could adversely affect our business. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses from the introduction of new regulations regarding the use of personal information or from government agencies investigating our privacy practices.

We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms that we use to protect customer transaction data. If any such compromise of our security were to occur, it could harm our reputation, business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. We cannot assure you that our security measures will prevent security breaches or that failure to prevent such security breaches will not harm our business, prospects, financial condition and results of operations.

We may be subject to product liability claims that could be costly and time consuming.

We sell products manufactured by third parties, some of which may be defective. If any product that we sell were to cause physical injury or injury to property, the injured party or parties could bring claims against us as the retailer of the product. Our insurance coverage may not be adequate to cover every possible claim asserted. If someone brings a successful claim against us in excess of our insurance coverage, this could adversely affect our business. Even unsuccessful claims could result in the expenditure of funds and management time and could have a negative impact on our business.

We may encounter barriers to international expansion, which could limit our future growth and adversely affect our business and financial condition.

We intend to expand our operations internationally. We do not currently have any website content localized for foreign markets, and may not be able to establish a global presence. Our expansion into international markets will require significant management attention and financial resources.

Engaging in business on a global level carries inherent risks that could adversely affect our business and financial condition, such as:

▪	differing regulatory requirements;

▪	longer payment cycles;

▪	export restrictions;

▪	problems in collecting accounts receivable;

▪	difficulties in staffing and managing foreign operations;

▪	political instability;

▪	difficulties in protecting our intellectual property rights;

▪	fluctuations in currency exchange rates; and

▪	potentially adverse tax consequences.

In addition, export laws restrict some types of software that contain encryption technology and we could become subject to liability for any violations of these export restrictions. We may not be able to successfully market, sell and distribute our products in foreign markets. One or more of these factors could have a material adverse effect on our future global operations, and consequently, on our business and financial condition as a whole.

Credit card fraud could adversely affect our business.

We do not carry insurance against the risk of credit card fraud, so the failure to control adequately fraudulent credit card transactions could reduce our net revenues and gross margin. We have implemented technology to help us detect the fraudulent use of credit card information. However, we may in the future suffer losses because of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions because we do not obtain a cardholder’s signature. If we are unable to detect or control credit card fraud, our liability for these transactions could harm our business, results of operation or financial condition.

We may be liable for state sales or other taxes on past sales of merchandise on our online marketplace, which would adversely affect our business.

We have not collected nor do we currently collect sales or other similar taxes for physical shipments of goods into states other than Illinois. One or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us and other out-of-state companies that engage in online commerce. If one or more states or any foreign country successfully asserts that it should collect sales or other taxes on the sale of our merchandise, this could adversely affect our business.

Failure to maintain satisfactory relationships with our suppliers, or the inability to obtain sufficient quantities of merchandise, could materially harm our business.

We depend upon our suppliers to provide merchandise for sale through our online marketplace. The availability of merchandise can be unpredictable. Since our inception, we have sourced merchandise from over 3,700 suppliers. Merchandise acquired from Sony and Hewlett Packard was 55% and 11%, respectively, of net revenues during the year ended December 31, 2004. We do not have long-term supply contracts with any of our suppliers. We cannot be certain that our current suppliers will continue to sell or otherwise provide merchandise for sale in our auctions. We also cannot be certain that we will be able to establish new supplier relationships that ensure merchandise will be available for auction on our website.

A limited number of our suppliers process and ship merchandise directly to our customers. We have limited control over their shipping procedures, and factors beyond our control could delay shipments by these suppliers. Most merchandise we sell carries a warranty supplied either by the manufacturer or the supplier. Although we are not obligated to accept merchandise returns, we could be compelled to accept returns from customers without receiving reimbursements from the suppliers or manufacturers if they do not honor their warranties. If we are unable to develop and maintain satisfactory relationships with suppliers on acceptable commercial terms, if we are unable to obtain sufficient quantities of merchandise, if the quality of service provided by these suppliers falls below a satisfactory standard or if our level of returns exceeds our expectations, this could significantly harm our business.

RISKS RELATED TO OUR INDUSTRY

We may not be able to attract traditional consumers of goods at reasonable costs.

In countries such as the U.S., where online commerce has generally been available for some time, acquiring new users for our services may be more difficult and costly than it has been in the past. To expand our user base, we must appeal to and acquire consumers who historically have used traditional means of commerce to purchase goods. If these consumers prove to be less active than our earlier users, and we are unable to gain efficiencies in our operating costs, including the cost of acquiring new customers, this could adversely affect our business.

Anything that causes our website users to spend less time on their computers, including seasonal factors and national events, may adversely affect our business.

Anything that diverts users of our website from their customary level of usage could adversely affect our business. Geopolitical events such as war, the threat of war or terrorist activity, and natural disasters such as hurricanes or earthquakes all could adversely affect us. Similarly, our results of operations historically have been seasonal because many of our users reduce their activities on our website with the onset of good weather during the summer months, and on and around national holidays.

Increasing governmental regulation of the Internet could adversely affect our business.

Today there are relatively few laws specifically directed towards conducting business on the Internet. However, due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the state and federal levels. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth and development of Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business over the Internet. New laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for our Internet auctions and increase our cost of doing business. The applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, auction regulation, sales tax, libel and personal privacy is uncertain and may take years to resolve.

Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy could also harm our business. For example, United States and foreign laws regulate our ability to use customer information and to develop, buy and sell mailing lists. The vast majority of these laws were adopted before the advent of the Internet, and do not contemplate or address the unique issues raised by the Internet. The courts are only beginning to interpret those laws that do reference the Internet, such as the Digital Millennium Copyright Act and the CAN-SPAM Act of 2003, and their applicability and reach are therefore uncertain. These current and future laws and regulations could harm our business, results of operation and financial condition.

The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by some foreign governments that could impose taxes on the sale of goods and services and other Internet activities.

In addition, in 1998, the Internet Tax Freedom Act was enacted, which generally placed a three-year moratorium on state and local taxes on Internet access and on multiple or discriminatory state and local taxes on electronic commerce. This moratorium was recently extended until November 1, 2007. We cannot predict whether this moratorium will be extended in the future or whether future legislation will alter the nature of the moratorium. If this moratorium is not extended in its current form, state and local governments could impose additional taxes on Internet-based transactions, and these taxes could decrease our ability to compete with traditional retailers and could have a material adverse effect on our business, financial condition, results of operations and cash flow.

In addition, several telecommunications carriers have requested that the Federal Communications Commission regulate telecommunications over the Internet. Due to the increasing use of the Internet and the burden it has placed on the current telecommunications infrastructure, telephone carriers have requested the FCC to regulate Internet service providers and impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically which could result in the reduced use of the Internet as a medium for commerce and have a material adverse effect on our Internet business operations.

In addition, because our service is available over the Internet in multiple states and because we sell merchandise to consumers residing in multiple states, we could be required to qualify to do business as a foreign corporation in each state in which our services are available. We are qualified to do business in Illinois and our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business.

Our online auction style format may subject us to a variety of regulatory requirements, which may adversely affect our auctions business.

Many states and other jurisdictions have regulations governing the conduct of traditional “auctions” and the liability of traditional “auctioneers” in conducting auctions. Although the vast majority of these regulations clearly contemplated only traditional auctions, and did not contemplate online auctions, the potential remains for application of these types of regulations to online auction sites. We are aware that several states and some foreign jurisdictions have attempted to impose such regulations on other companies operating online auction sites or on the users of those sites. In addition, certain states have laws or regulations that do expressly apply to online auction site services. Although we do not expect these laws to have a significant effect on our business, we may incur costs in complying with these laws. We may, from time to time, be required to make changes in our business that may increase our costs, reduce our revenues, and cause us to prohibit the listing of certain items in certain locations, or make other changes that may adversely affect our auctions business.

The security risks of e-commerce may discourage customers from purchasing goods from us.

In order for the e-commerce market to develop successfully, uBid and other market participants must be able to transmit confidential information securely over public networks. Third parties may have the technology or expertise to breach the security of customer transaction data. Any breach could cause customers to lose confidence in the security of our website and choose not to purchase from our website. If someone is able to circumvent our security measures, he or she could destroy or steal valuable information or disrupt our operations. Concerns about the security and privacy of transactions over the Internet could inhibit the growth of the Internet and e-commerce. Our security measures may not effectively prohibit others from obtaining improper access to our information. Third parties may target our customers directly with fraudulent identity theft schemes designed to appear as legitimate communications from us. Any security breach or fraud perpetrated on our customers could expose us to increased costs and to risks of loss, litigation and liability and could seriously disrupt our operations.

Regulatory requirements may materially adversely affect us.

We are subject to various other regulatory requirements, including the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act requires the evaluation and determination of the effectiveness of a company’s internal control over its financial reporting. If it is determined that we have a material weakness in our internal control over financial reporting, we could incur additional costs and suffer adverse publicity and other consequences of any such determination.

Laws or regulations relating to privacy and data protection may adversely affect the growth of our Internet business or marketing efforts.

We are subject to increasing regulation at the federal, state and international levels relating to privacy and the use of personal user information. For example, we are subject to various telemarketing laws that regulate the manner in which we may solicit future suppliers and customers. Such regulations, along with increased governmental or private enforcement, may increase the cost of growing our business. In addition, several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has adopted regulations regarding the collection and use of personal identifying information obtained from children under 13. Bills proposed in Congress would extend online privacy protections to adults. Moreover, proposed legislation in this country and existing laws in foreign countries require companies to establish procedures to notify users of privacy and security policies, obtain consent from users for collection and use of personal information, and/or provide users with the ability to access, correct and delete personal information stored by the company. We could become a party to a similar enforcement proceeding. These data protection regulations and enforcement efforts may restrict our ability to collect demographic and personal information from users, which could be costly or harm our marketing efforts.

More individuals are using non-PC devices to access the Internet and versions of our service developed or optimized for these devices may not gain widespread adoption by users of such devices.

The number of individuals who access the Internet through devices other than a personal computer, such as personal digital assistants, mobile telephones and television set-top devices has increased dramatically. We originally designed our services for rich, graphical environments such as those available on desktop and laptop computers. The lower resolution, functionality and memory associated with alternative devices may make the use of our services through such devices difficult, and the versions of our service developed for these devices may not be compelling to users of alternative devices. As we have limited experience to date in operating versions of our service developed or optimized for users of alternative devices, it is difficult to predict the problems we may encounter in doing so, and we may need to devote significant resources to the creation, support and maintenance of such versions. If we are unable to attract and retain a substantial number of alternative device users to our online services, we may fail to capture a sufficient share of an increasingly important portion of the market for online services.

RISKS RELATED TO THE COMMON STOCK

The price of the Common Stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of the Common Stock is likely to be highly volatile and could fluctuate in response to factors such as:

▪	actual or anticipated variations in our operating results;

▪	changes in the market valuations of other Internet or online service companies;

▪	announcements of technological innovations by uBid or our competitors;

▪	announcements by uBid or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

▪	adoption of new accounting standards affecting our industry;

▪	additions or departures of key personnel;

▪	introduction of new services by uBid or its competitors;

▪	sales of Common Stock or other securities in the open market;

▪	changes in financial estimates by securities analysts;

▪	conditions or trends in the Internet and online commerce industries; and

▪	other events or factors, many of which are beyond our control.

The stock market has experienced significant price and volume fluctuations, and the market prices of stock in technology companies, particularly Internet-related companies, have been highly volatile. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against the company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could have a material adverse effect on our business and financial condition.

We do not anticipate dividends to be paid on the Common Stock and investors may lose the entire amount of their investment.

A dividend has never been declared or paid in cash on the Common Stock and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, investors will not receive any funds absent a sale of their shares. We cannot assure investors of a positive return on their investment when they sell their shares nor can we assure that investors will not lose the entire amount of their investment.

There has been no established trading market for the Common Stock, which could impair investors’ investments and our business.

There has been no established trading market for the Common Stock. The lack of an active market may impair the ability to sell shares at the time investors wish to sell them or at a price considered to be reasonable. The lack of an active market may also reduce the fair market value of the shares. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or technologies by using Common Stock as consideration.

Investors may have difficulty trading and obtaining quotations for the Common Stock, which could impair their investments and our business.

The Common Stock is currently quoted on the NASD’s OTC Bulletin Board and has not traded since it was approved for quotation. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, shares of Common Stock. The lack of an established trading market severely limits the liquidity of the Common Stock, and could have a material adverse effect on the market price of the Common Stock and on our ability to raise additional capital.

Applicable SEC rules governing the trading of “penny stocks” limit the trading and liquidity of the Common Stock, which may affect the trading price of the Common Stock.

The Common Stock has never traded at above $5.00 per share; therefore, the Common Stock may be considered a “penny stock” and be subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded and regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the applicable exchange or system). The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules, which may increase the difficulty investors may experience in attempting to liquidate such securities.

Securities analysts may not initiate coverage or continue to cover our Common Stock and this may have a negative impact on our Common Stock’s market price.

The trading market for our Common Stock will depend on the research and reports that securities analysts publish about us or our business. We do not have any control over these analysts. There is no guarantee that securities analysts will cover our Common Stock. If securities analysts do not cover our Common Stock, the lack of research coverage may adversely affect our Common Stock’s market price. If we are covered by securities analysts, and our stock is downgraded, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regularly reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Our Certificate of Incorporation, Bylaws and the Delaware General Corporation Law contain anti-takeover provisions, which could discourage or prevent a takeover even if an acquisition would be beneficial to our stockholders.

Several provisions of our Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of uBid even if that change in control would be beneficial to our stockholders. For example, only one-third of the members of the board of directors will be elected at each annual meeting of stockholders, which will make it more difficult for a potential acquirer to change our management, even after acquiring a majority of Common Stock. These provisions, which cannot be amended without the approval of two-thirds of the holders of shares of Common Stock, could diminish the opportunities for a holder of Common Stock to participate in tender offers, including tender offers at a price above the then-current market value of the Common Stock. In addition, the Board of Directors, without further stockholder approval, may issue preferred stock, with such terms as the Board of Directors may determine, that could have the effect of delaying or preventing a change in control of uBid. The issuance of preferred stock could also adversely affect the voting powers of the holders of Common Stock, including the loss of voting control to others. We are also afforded the protections of Section 203 of the Delaware General Corporation Law. This could delay or prevent a change in control of uBid or could impede a merger, consolidation, takeover or other business combination involving uBid or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of uBid.

No market exists for the Common Stock, and there are significant restrictions on its transfer.

A significant portion of our outstanding Common Stock is not registered under the Securities Act, nor the securities laws of various states in which the securities were offered, and may not be resold by investors unless the securities are subsequently registered or an exemption from registration is available. Even though we have agreed to file a registration statement registering the resale of the shares of Common Stock and the shares of Common Stock underlying the warrants acquired by investors in the Offering, we cannot assure you that such registration statement will be filed or, if filed, that it will become or remain effective. As a result, an investor may be required to bear the economic risk of an investment for an indefinite period.

2. FINANCIAL INFORMATION

The following tables summarize the financial data of uBid before the Merger. Balance sheet data as of July 31, 2002, March 31, 2003, December 31, 2003 and 2004 and income statement data for the fiscal years ended July 31, 2002 and December 31, 2004 and for the nine month period ended December 31, 2003 and the eight month period ended March 31, 2003 have been derived from audited financial statements. Balance sheet data as of July 31, 2000 and 2001 and September 30, 2005 and income statement data for the four months ended July 31, 2000, and the fiscal year ended July 31, 2001 and the nine months ended September 30, 2004 and 2005 have been derived from unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair statement of the results of operation and financial position for such periods and as of such dates. Results for the nine months ended September 30, 2004 and 2005 are not necessarily indicative of results for the full year. Certain factors that affect the comparability of the information set forth in the following table are described in the notes thereto. In addition, the data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Financial Statements of uBid and related notes thereto included elsewhere in this Current Report on Form 8-K/A.

The current uBid business was substantially acquired by Petters Group in April 2003 at which time purchase accounting was applied to adjust all carrying values to estimated current market value (after deduction for negative goodwill) and the business started accounting for all of its costs of operations without allocations of such costs from its prior parent. Due to these changes in ownership, differing styles of operations by the different owners and the application of purchase accounting, the financial results for the periods presented are not comparable.

Selected Financial Data

(in thousands, except share and per share data)
	Predecessor (1)				uBid (2)
	4 Months Ended	Year ended	Year ended	8 Months Ended	9 Months Ended	Year ended	Nine Months Ended
	July 31,	July 31,	July 31,	March 31,	December 31,	December 31,	September 30,	September 30,
	2000	2001	2002	2003	2003	2004	2004	2005

Net Revenues	$119,073	$436,184	$385,995	$103,484	$65,656	$87,002	$66,964	$65,297

Cost of Revenues	110,431	405,832	368,405	100,252	54,491	75,837	57,725	56,756
Gross Profit	8,642	30,352	17,590	3,232	11,165	11,165	9,239	8,541

Operating Expenses
General and Administrative (3)(4)	46,631	152,130	181,710	126,527	9,021	12,112	8,460	9,860
Sales and Marketing	10,022	22,155	20,012	5,743	2,484	4,260	2,734	3,656
Total operating expenses	56,653	174,285	201,722	132,270	11,505	16,372	11,194	13,517

Loss From Operations	(48,011)	(143,933)	(184,132)	(129,038)	(340)	(5,207)	(1,955)	(4,976)

Interest Expense, Net	(243)	742	8,279	6,006	630	1,102	894	1,497

Loss Before Income Taxes	(47,768)	(144,675)	(192,411)	(135,044)	(970)	(6,309)	(2,849)	(6,472)

Income Tax Expense	–	–	–	–	–	–	–	–
Net Loss	(47,768)	(144,675)	(192,411)	(135,044)	(970)	(6,309)	(2,849)	(6,472)

Preferred Stock Dividend	–	–	–	–	60	60	45	45
Net Loss Available to Common Shareholders	$(47,768)	$(144,675)	$(192,411)	$(135,044)	$(1,030)	$(6,369)	$(2,894)	$(6,517)

Net Income (Loss) per share:
Basic and Diluted EPS	N/M	N/M	N/M	N/M	$(961)	$(5,941)	$(2,700)	$(6,079)
Weighted average shares - Basic and Diluted (5)	N/M	N/M	N/M	N/M	1,072	1,072	1,072	1,072

Balance Sheet Data (as of period end):
Total current assets	$60,532	$63,806	$34,759	$17,349	$11,257	$11,817	$9,789	$9,739
Total assets	399,230	280,408	134,318	22,047	11,653	12,146	10,007	10,057
Total current liabilities, excluding debt	49,013	101,194	145,707	168,882	7,562	7,030	5,401	6,721
Long-term debt, including current maturities	–	–	1,807	1,405	3,986	11,320	7,349	16,012
Total shareholders’ equity (deficit)	350,217	179,214	(13,196)	(148,240)	105	(6,204)	(2,743)	(12,676)

1)
Predecessor financials for the four month period ended July 31, 2000 and years ended July 31, 2001, and 2002 and the eight-months ended March 31, 2003 were derived solely from the accounting records of CMGI, the sole shareholder of our predecessor (which acquired our business in April 2000), and using the historical results of operations, and historical basis of assets and liabilities of such predecessor’s business. The statements of operations includes fees charged for certain corporate functions historically provided to us by CMGI, including administrative services (accounting, human resources, tax services, legal and treasury), inventory management and order fulfillment, information systems operation and administration, and advertising services. These fees were allocated on a specifically identifiable basis or using the relative percentages, as compared to CMGI’s other businesses, of net revenues, payroll, net cost of goods sold, square footage, headcount, or other.

2)
The current uBid business was substantially acquired by Petters Group in April 2003 at which time purchase accounting was applied to adjust all carrying values to estimated current market value (after deduction for negative goodwill) and the business started accounting for all of its costs of operations without allocations of such costs from its prior parent.  Due to these changes in ownership, differing styles of operations by the different owners and the application of purchase accounting, the financial results for the periods presented are not comparable.

3)
Includes $148, $264, $198, and $275 of management fees charged to uBid by Petters Group for the periods ended December 31, 2003, 2004, and the nine months ended September 30, 2004, and 2005, respectively.

4)
In April 2000, CMGI acquired uBid and recorded $367.0 million in goodwill which it amortized over a three year period prior to the impairment of all remaining goodwill of $89.4 million (as well as the impairment of $3.9 million of property and equipment) during the period ended March 31, 2003. Pro forma net loss for the four months ended July 31, 2000 and the fiscal years ended July 31, 2001 and 2002 would have been $18.8 million, $17.6 million and $70.4 million, respectively, had uBid not amortized goodwill during these periods. Net loss per share would have been $6.12, $5.74 and $22.94, respectively.

5)
Computation for periods ended before April 2003 is not meaningful (N/M) because there was no common stock outstanding during those periods and for periods thereafter, is based upon the number of common shares of uBid outstanding prior to the Merger.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following Management’s Discussion and Analysis of Financial Condition and Results of Operations together with the financial statements and related notes included elsewhere in this Current Report on Form 8-K/A.

Overview

uBid operates an online marketplace located at www.ubid.com offering new, close-out, overstock and refurbished merchandise to both consumers and businesses using auction style and fixed price formats. We offer consumers a trustworthy buying environment in which we continually monitor and certify activity to eliminate the potential for fraud by certifying all merchants and processing 100% of all transactions between buyers and sellers. Our marketplace offers brand-name merchandise from over 200 product categories including computer products, consumer electronics, apparel, housewares, watches, jewelry, travel, sporting goods, home improvement products and collectibles.

Our business model provides value for consumers, manufacturers, distributors, retailers and other approved third party merchants. Consumers shop in a trustworthy and secure online marketplace and have the opportunity to bid their own prices on popular, brand-name products realizing product savings of generally 20% to 80% off retail prices. Our online marketplace provides merchants with an efficient and economical distribution channel for maximizing revenue on their merchandise. Merchants can monetize overstock and close-out inventory, expand their customer base and increase sales without compromising existing distribution channels.

Our business model consists of two distinct business channels: uBid Direct and the uBid Certified Merchant Program (“UCM Program”).

We purchase merchandise outright in the uBid Direct channel. On this merchandise, we bear the inventory, return and credit risk. The full sales amount is recorded as revenue upon verification of the credit card transaction and shipment of the merchandise.

We also sell merchandise through the UCM Program by allowing prescreened third party merchants to sell their product through our online marketplace. On this merchandise, uBid does not take title and therefore does not bear the related inventory risk. In the UCM Program, we are the primary obligor to whom payment is due, but we bear no inventory or returns risk, so we record only our commission as revenue. In all instances where the credit card authorization has been received but merchandise has not been shipped, we defer revenue recognition until the merchandise is shipped.

Our online marketplace is available 24 hours a day, seven days a week and currently offers over 200,000 items each day. Since the first offer of product in December 1997, our marketplace has facilitated over $1 billion in net revenues and has registered five million members.

Basis of Presentation

Our audited financial statements for periods prior to April 2003 have been derived solely from the accounting records of CMGI, the sole shareholder of our predecessor, and using the historical results of operations, and historical basis of assets and liabilities of our predecessor’s business. These periods include audited financial statements from August 1, 2001 to July 31, 2002 and August 1, 2002 to March 31, 2003. The statements of operations include fees for certain corporate functions historically provided to our predecessor by CMGI, including administrative services (accounting, human resources, tax services, legal and treasury), inventory management and order fulfillment, information systems operation and advertising services. These fees were allocated on a specifically identifiable basis or using the relative percentages, as compared to CMGI’s other businesses, of net revenues, payroll, net cost of goods sold, square footage, headcount or other expenses.

The current uBid business was substantially acquired by Petters Group in April 2003 at which time purchase accounting was applied to adjust all carrying values to estimated current market value (after deduction for negative goodwill) and the business started accounting for all of its costs of operations without allocations of such costs from its prior parent. Due to these changes in ownership, differing styles of operations by the different owners and the application of purchase accounting, the financial results for the periods presented are not comparable.

In January 2003, CMGI’s management decided to divest our operations either through sale or abandonment. As described above, we were acquired by Petters Group in April 2003. During the second half of 2003, we focused our attention on completing the change from a CMGI subsidiary to a stand alone business of Petters Group. This process included changing distribution facilities from a CMGI warehouse to a third party logistics company in Illinois. In addition, we established our own ERP system and converted data processing facilities. During the fourth quarter of 2004, we began focusing on introducing new product categories and actively promoting our website. We incurred additional sales and marketing expenses. We continued this increased spending into the first three quarters of 2005 and introduced new categories including travel and jewelry. Our efforts resulted in an increase to our customer base, but contributed to a decline in our reported operating income. From the third quarter of 2004 to the end of the third quarter of 2005, we increased the number of merchandise and category relationship managers by six. Beginning in the third quarter of 2004, we experienced significant growth in computers and consumer electronics. Since the third quarter of 2004, sales by UCM Program merchants have increased.

Executive Commentary

Success Measures: Our management believes that the most important financial and non-financial measures that track our progress include sales, orders shipped, website traffic, number of orders, inventory turnover, average order value, gross margin, customer acquisition costs, advertising expense, personnel costs, and fulfillment costs.

Revenue Source: We derive our revenue from sales of products to consumers and businesses. We believe that the principal drivers of our revenue consist of the average order value placed by our customers, the number of orders placed by both existing and new customers, special offers we make available that result in incremental orders, our ability to attract new customers and advertising that impacts the aforementioned drivers of our revenue. Sales consist of orders placed through our uBid.com website. We further generate revenue from shipping fees we charge our customers. We record our revenue net of returns and other discounts. Our revenues may fluctuate from period to period as a result of special offers we provide such as free shipping, coupons and other special promotions.

Our revenue is dependent in part on sales of products produced by Sony Electronics, Inc. (“Sony”) and Hewlett-Packard Company (“HP”). Sony-related products represent 17.6%, 25.8%, 58.6% and 55.1% of our net sales for the fiscal year ended July 31, 2002, the eight months ended March 31 2003, the nine months ended December 31, 2003 and the year ended December 31, 2004, respectively. HP-related products represent 11.7%, 11.5%, 12.6% and 9.8% of our net sales for the fiscal year ended July 31, 2002, the eight months ended March 31 2003, the nine months ended December 31, 2003 and the year ended December 31, 2004, respectively. No other supplier represented more than 5% of our net revenues for any period presented.

Cost of Goods Sold: Cost of goods sold primarily consists of the cost of the product and inbound and outbound shipping. There is no cost of goods sold for UCM Program revenue.

Gross Profits: Our gross profit margins are impacted by a number of factors including the category of merchandise, the introduction of new product categories, the mix of sales among our product categories, pricing of products by our vendors, pricing strategies, promotional programs, market conditions, packaging, excess and obsolete inventory charges and other factors.

Expenses: Sales and marketing, general and administrative (“SG&A”) expenses consist primarily of sales and marketing expenses, including online marketing activities, order fulfillment and other costs, such as personnel, rent, common area maintenance, depreciation, credit card processing charges, bad debt expenditures, legal and accounting fees and administrative service charges from affiliates (CMGI or Petters Group). Interest expenses, net includes charges by CMGI or Petters Group for advances to us for working capital and interest expense related to our flooring facility at a rate of 1% per month on the outstanding balances. Interest expense on advances from CMGI was computed monthly using the loan rate in effect at such time multiplied by the cumulative balance due to CMGI or Petters Group. Interest expense on advances from Petters Group and Lancelot is primarily based on an annual interest rate of 14%.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, net revenues and expenses, as well as the disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of our assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates, and we include any revisions to our estimates in our results for the period in which the actual amounts become known.

Our management considers an accounting estimate to be critical if it requires assumptions to be made that were uncertain at the time the estimate was made or changes in the estimate or different estimates that could have been selected that could have a material impact on our results of operations or financial condition.

We believe the critical accounting policies described below affect the more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

We adhere to the guidelines and principles of sales recognition described in Staff Accounting Bulletin No. 104, Revenue Recognition. Under SAB 104, sales are recognized when the title and risk of loss are passed to the customer, there is persuasive evidence of an arrangement for the sale, delivery has occurred and/or services have been rendered, the sales price is fixed or determinable and collectability is reasonably assured. Under these guidelines, we recognize a majority of our sales, including revenue from product sales and gross outbound shipping and handling charges, upon shipment of the product to the customer. For all product sales shipped directly from suppliers to customers, we bear credit risk. The UCM Program allows certified merchants to sell product through our website. Therefore, while we are the primary obligor to whom payment is due, we bear no inventory or returns risk, so we record only our commission as revenue at the time of shipment.

Sales are reported net of estimated returns and allowances which we estimate based upon recent historical information such as return rates experience. Management also considers any other current information and trends in making estimates. If actual sales return and allowances are greater than estimated by management, additional expenses may be incurred.

Allowance for Doubtful Accounts Receivable

We maintain an allowance for doubtful accounts receivable based upon estimates of future collection. We extend credit to our business customers based upon an evaluation of each business customer’s financial condition and credit history, and generally do not require collateral. Our business customers’ financial conditions and credit and payment histories are evaluated in determining the adequacy of our allowance for doubtful accounts. If estimated allowances for uncollectible accounts subsequently prove insufficient, additional allowance may be required.

Reserve for Inventory Obsolescence

We maintain allowances for the valuation of inventory by estimating the obsolete or unmarketable inventory based on the difference between inventory cost and market value determined by general market conditions, nature, age and type of each product. If the inventory reserve subsequently proves insufficient, additional inventory write-downs may be required, which is recorded as an increase in cost of revenues.

Long Lived Assets

We test certain long-lived assets or group of assets for recoverability whenever events or changes in circumstances indicate that we may not be able to recover the asset’s carrying amount. When events or changes in circumstances dictate an impairment review of a long-lived asset or group, we will evaluate recoverability by determining whether the undiscounted cash flows expected to result from the use and eventual disposition of that asset or group cover the carrying value at the evaluation date. If the undiscounted cash flows are not sufficient to cover the carrying value, we will measure any impairment loss as the excess of the carrying amount of the long-lived asset or group over its fair value (generally determined by a discounted cash flows model or independent appraisals).

For goodwill, impairment assessments are performed in two steps.  In the first step, the carrying value of our total net assets is compared to the estimated fair value of uBid.  If fair value is less than carrying value, the second step is performed by assuming that the fair value paid for uBid and normal purchase accounting is performed to compute an “implied goodwill.”  The impairment is then measured as the amount, if any, that the carrying value of goodwill exceeds the “implied goodwill.” Management determines fair value of uBid based on a combination of the discounted cash flow methodology, which is based upon converting expected cash flows to present value, and the market approach, which includes analysis of market price multiples of companies engaged in lines of business similar to ours. The market price multiples are selected and applied to uBid based on the relative performance, future prospects and risk profile of uBid in comparison to the guideline companies. Management predominantly utilizes third-party valuation experts in its determination of fair value.

Income Taxes

We account for income taxes under the liability method, under which we recognize deferred income taxes by applying enacted statutory tax rates applicable to future years to differences between the tax bases and financial reporting amounts of our existing assets and liabilities and net operating loss carryforwards. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance against our deferred tax assets. In making this assessment, we are required to consider all available positive and negative evidence to determine whether, based on such evidence, it is more likely than not that some portion or all of our net deferred assets will be realized in future periods. We have recorded a valuation allowance at December 31, 2004.

Allocations from CMGI

Financial statements for periods prior to April 2003 have been derived solely from the accounting records of CMGI, the sole shareholder of our predecessor, and using the historical results of operations, and historical basis of assets and liabilities of such predecessor’s business. The statements of operations include fees charged for certain corporate functions historically provided to us by CMGI, including administrative services (accounting, human resources, tax services, legal and treasury), inventory management and order fulfillment, information systems operation and administration, and advertising services. These fees were allocated on a specifically identifiable basis or using the relative percentages, as compared to CMGI’s other businesses, of net revenues, payroll, net cost of goods sold, square footage, headcount, or other.

Results of Operations

The following table sets forth our results of operations for the periods indicated.

(in thousands, except share and per share data)
	Predecessor				Nine Months Ended
	Year ended July 31, 2002	8 Months Ended March 31, 2003	9 Months Ended December 31, 2003	Year ended December 31, 2004	September 30, 2004	September 30, 2005

Net Revenues	$385,995	$103,484	$65,656	$87,002	$66,964	$65,297
Cost of Revenues	368,405	100,252	54,491	75,837	57,725	56,756
Gross Profit	17,590	3,232	11,165	11,165	9,239	8,541
Operating Expenses
General and Administrative	181,710	126,527	9,021	12,112	8,460	9,860
Sales and Marketing	20,012	5,743	2,484	4,260	2,734	3,656
Total operating expenses	201,722	132,270	11,505	16,372	11,194	13,516
Loss From Operations	(184,132)	(129,038)	(340)	(5,207)	(1,955)	(4,975)
Interest Expense, Net	8,279	6,006	630	1,102	894	1,497
Loss Before Income Taxes	(192,411)	(135,044)	(970)	(6,309)	(2,849)	(6,472)
Income Tax Expense	–	–	–	–	–	–
Net Loss	(192,411)	(135,044)	(970)	(6,309)	(2,849)	(6,472)
Preferred Stock Dividend	–	–	60	60	45	45
Net Loss Available to Common Shareholders	$(192,411)	$(135,044)	$(1,030)	$(6,369)	$(2,894)	$(6,517)
Net Income (Loss) per share:
Basic and Diluted EPS	N/M	N/M	$(961)	$(5,941)	$(2,700)	$(6,079)
Weighted average shares - Basic and Diluted	N/M	N/M	1,072	1,072	1,072	1,072

Comparison of Eight Months ended March 31, 2003 and Year ended July 31, 2002

Net Revenues Net revenues in the eight months ended March 31, 2003 were $103.5 million, a decrease of $282.5 million, or 73.2%, over the year ended July 31, 2002. Included in the year ended July 31, 2002 are the four months, April through July 2002 for which no comparable period is included in the eight months ended March 31, 2003. Sales for the four month period April through July 2002 were $80.7 million. Direct revenues decreased $142.1 million or 73.1%, while UCM revenues decreased $59.7 million or 71.1% for the comparable eight month periods. The primary reason for the revenue decrease was because uBid was in the process of being divested from CMGI. Therefore, spending was reduced in all areas. The primary reduction in spending came in advertising, hence visitors to the website dropped considerably.

Gross Profit Gross profit for the eight months ended March 31, 2003 was $3.2 million, a decrease of $14.4 million, or 81.8% compared to the year ended July 31, 2002, which included gross profit for the four month period April through July 2002 of negative $5.5 million. As the advertising spending was reduced there were fewer visitors to the site which resulted in fewer bids on the auctions listed resulting in the certain products being sold below cost. During the eight month period ended March 31, 2003, we were selling aged inventory which attracted fewer bids and lower prices.

Sales & Marketing, General and Administrative Expenses SG&A expenses for the eight months ended March 31, 2003 were $132.3 million, which included a one time impairment charge of $93.3 million, a decrease of $69.4 million, or 34.4%, from the year ended July 31, 2002. Sales & Marketing for the four month period April through July 2002 was $16.3 million. General and Administrative expense for the same period was $8.9 million. In addition, $122.0 million of the $201.7 million 2002 SG&A expenses was due to goodwill amortization, while the 2003 period had no such amortization. Other decreases in total SG&A expenses were primarily due to a decrease in personnel and benefit costs of $12.0 million or 22.2%, in outside services (warehouse) of $11.4 million, or 21.1% and credit card processing fees of $9.8 million or 85.9%. As a percentage of net revenues, SG&A expenses, including the one time impairment charge and goodwill amortization, for the period ended March 31, 2003 was 127.8%, compared to 52.3% in the year ended July 31, 2002.

In January 2003, CMGI’s management decided to divest uBid’s operations either through sale of net assets or its equity interest in uBid. With the decision to divest, CMGI effectively ceased funding uBid’s operations, including funding for advertising and inventory purchases, thereby significantly impacting the attractiveness of our website and, absent a sale of uBid, significantly reducing our ability to generate positive cash flows in the future. Accordingly, management reassessed its previous impairment decisions regarding all of uBid’s long-lived assets. Based on internal analysis, principally reflecting prices for similar assets, management determined that the carrying value of uBid’s property and equipment was impaired and recorded impairment charges of $1.9 million for computer and furniture and fixtures and $2.0 million for computer software. Based on the estimated sales price of the business, management determined that the carrying value of goodwill was fully impaired and therefore recorded an $89.4 million impairment charge.

Interest Expense, Net Interest expense, net decreased to $6.0 million for the eight months ended March 31, 2003 from $8.3 million for the year ended July 31, 2002, including interest expense, net for the four month period April through July 2002 of $2.1 million. The lower interest expense was a result of the lower borrowings as a result of lower spending levels and lower operating losses.

Net Loss We experienced a net loss of $192.4 million for the year ended July 31, 2002, including a $72.7 million loss for the four months April through July 2002, compared to net loss of $135.0 million for the eight months ended March 31, 2003.

Comparison of Nine Months ended December 31, 2003 and Eight Months ended March 31, 2003

On April 2, 2003, CMGI sold substantially all of uBid’s assets to Petters Group and management, pursuant to the terms of an asset purchase agreement dated as of April 2, 2003, by and among Petters Group, management, CMGI and uBid. In consideration of the asset sale, Petters Group and management paid CMGI (i) $1,612,500 in cash at closing, (ii) a promissory note in the aggregate principal amount of $2,000,000, bearing interest at the prime rate plus 1.5%, payable in two equal installments on the first and second anniversaries of the closing, and (iii) a warrant to purchase nonvoting common stock of uBid constituting 5% of the outstanding common stock of uBid on the consummation of the asset sale (calculated on a fully-diluted, as-converted basis). In addition, certain liabilities of uBid were assumed.

Net Revenues Net revenues for the nine months ended December 31, 2003 were $65.7 million, a decrease of $37.8 million, or 36.5%, over the eight month period ended March 31, 2003. The number of orders decreased 235,000 or 45.1%. The decrease in revenues was driven primarily by a decrease in items auctioned and daily visits to our website. In addition, volume was reduced in unprofitable categories - Computer Components, Travel, Home Office, and Home Improvements. Under new ownership, the business focus was to reach profitability as opposed to prior ownership’s focus on increasing market share.

Gross Profit Gross profit for the nine months ended December 31, 2003 was $11.2 million, an increase of $8.0 million, over the eight month period ended March 31, 2003 despite the significant revenues decrease. Gross profit as a percentage of net revenues increased to 17.0% in the nine month period from 3.1% in the prior period. The increase in gross profit percentage was primarily due to a decrease in the number of orders which resulted in increased number of bids per order with higher margins.

Sales & Marketing, General and Administrative Expenses SG&A expenses for the nine months ended December 31, 2003 were $11.5 million, a decrease of $120.8 million, or 91.3%, over the eight months ended March 31, 2003. The decrease in SG&A expenses was primarily due to (in millions):

Description	Nine Month Period Ended 12-31-03	Eight Month Period Ended 3-31-03	(Decrease)
Impairment Charges previously described	$–	$93.3	$(93.3)
Salary and Benefits(1)	3.8	10.7	(6.9)
Warehouse Expense(2)	1.4	11.3	(9.9)
Depreciation(3)	0.1	3.0	(2.9)
Advertising Expense(4)	2.4	5.7	(3.3)
Credit Card Fees	1.8	3.1	(1.3)
Bad Debt Expense	0.0	0.3	(0.3)
Legal and Audit Fees	0.3	1.2	(0.9)
Other	1.7	3.7	(2.0)
	$11.5	$132.3	$(120.8)

(1)	Headcount decreased by 52 staff or 37%
(2)	Decrease due to order volume and new outside warehouse location
(3)	Due to revaluation of fixed assets under the April 2003 purchase accounting
(4)	Planned lower advertising spending

Interest Expense, Net Interest expense, net decreased due to lower borrowings required to fund operations.

Net Loss We experienced a net loss of $135.0 million for the eight months ended March 31, 2003, compared to net loss of $1.0 million for the nine months ended December 31, 2003 primarily due to the decrease in Sales & Marketing and General and Administrative expenses.

Comparison of Nine Months ended December 31, 2003 and Year ended December 31, 2004

Net Sales Net sales for the year ended December 31, 2004 were $87.0 million, an increase of $21.3 million or 32.5% over the nine months ended December 31, 2003. Included in the year ended December 31, 2004 are the three months, January through March 2004, for which no comparable period is included in the nine months ended December 31, 2003. Sales for the three month period January through March 2004 were $26.6 million. The number of shipped orders increased in 2004 by 273,000 or 95.7% over the nine months ended December 31, 2003. Direct revenues increased by $20.1 million or 31.5% while UCM revenue increased by $1.2 million or 108.2% over the nine months ended December 31, 2003. Average order value (“AOV”) for Direct revenue decreased from $336 to $319 or a decrease of 5.1% and AOV for UCM decreased from $125 to $61 or a decrease of 51.0%, primarily as a result of lower price points for computer and electronic items. Visitors to the site increased from 16.3 million for the nine months ended to 23.4 million for the year ended December 31, 2004 - an increase of 7.1 million, or 43.6%. Adjusting for the three months in the year ended December 31, 2004, web site visitors increased by 2.4 million, or 14.7%.

Gross Profit Gross profit for the year ended December 31, 2004 was $11.2 million, no change over the nine months ended December 31, 2003. Gross Profit for the three month period January through March 2004 was $3.4 million. Gross profit as a percentage of net revenues decreased from 17.0% for the nine months ended December 31, 2003 to 12.8% for the year ended December 31, 2004. The primary reason for the decrease in gross profit margin was an increase in volume in certain low margin categories to reach profitability. The primary categories where volume was increased were Computers and Office (49.8% increase) and Consumer Electronics (110.1% increase).

Sales & Marketing, General and Administrative Expenses SG&A expenses for the year ended December 31, 2004 were $16.4 million, an increase of $4.9 million, or 42.6%, over the nine months ended December 31, 2003. Sales & Marketing for the three month period January through March 2004 was $0.7 million. General and Administrative expense for the same period was $2.9 million. The increase in SG&A expenses was primarily due to an increase in advertising spending of $1.8 million or 20.2%, of which $0.7 million related to the three month difference. The increase in General and Administrative expenses was due to the $2.9 million for the three month difference discussed above and increases in salaries and benefits of $1.3 million or 17.6%. In 2003, we established a Phantom Stock Appreciation Plan (“Phantom Plan”) under which certain individuals were issued “Phantom Shares” subject to certain vesting provisions. Stock based compensation expense of $0.2 million was recorded in the year ended December 31, 2004 versus no expense in 2003.

Interest Expense, Net Interest expense net increased to $1.1 million or 69.3% over the nine months ended December 31, 2003 due to additional borrowings of $9.0 million in 2004, which was used to fund losses and working capital requirements. Interest expense, net for the three month period January through March 2004 was $0.5 million.

Net Loss We experienced a net loss of $6.3 million or $5,941 per share for the year ended December 31, 2004, compared to net loss of $1.0 million or $961 per share for the nine months ended December 31, 2003.

Comparison of Nine Months ended September 30, 2005 and September 30, 2004

Net Revenues Net revenues in the nine months ended September 30, 2005 were $65.3 million, a decrease of $1.7 million, or 2.5%, compared to $67.0 million for the nine months ended September 30, 2004. Visitors to the website increased 10.2 million, or 68.4%, over the same period. The number of orders for uBid Direct decreased by 11.3% or 210.0 to 186.2 and the number of orders for UCM increased by 125.6% from 55.7 to 125.6. The average order value for uBid Direct increased by 4.0% from $357.0 to $371.2 and for UCM the average order value increased by 9.6% from $86.0 to $94.3 for the period ended September 30, 2005.

Gross Profit Gross profit in the nine months ended September 30, 2005 was $8.5 million, a decrease of $0.7 million, 7.6%, compared to the nine months ended September 30, 2004. The decrease was primarily in the Direct channel as a result of lower margins on desktop and portable computers sales. Gross profit as a percentage of net revenues decreased to 13.1% from 13.8% in the prior period.

Sales & Marketing, General and Administrative Expenses SG&A expenses for the nine months ended September 30, 2005 were $13.5 million, an increase of $2.3 million, or 20.5%, compared to the same period in the prior year. The increase in sales & marketing was $0.9 million, or 33.3% and was due to the increased advertising expense. General & administrative expenses increased by $1.4 million, or 16.5%, primarily due to IT hardware upgrades and increases in salaries and benefits. Overall headcount increased from 87 to 96 or 10.3%, and stock based compensation expense increased by $0.5 million. In 2003, we established the Phantom Plan under which certain individuals were issued “Phantom Shares” subject to certain vesting provisions. The Phantom Plan was terminated in July 2005 and issued Phantom Shares were canceled in exchange for the right to receive cash payments. Stock based compensation expense was recorded in the year ended December 31, 2004 and the quarter ended June 30, 2005. The increased compensation expense for the period ended September 30, 2005 was due to the recording of $0.5 million in compensation related to the termination of the Phantom Plan. As a percentage of net revenues, sales and marketing, general and administrative expenses for the nine months ended September 30, 2005 were 20.7%, compared to 16.7% in the same period in the prior year.

Interest Expense, Net Interest expense, net increased to $0.6 million for the nine months ended September 30, 2005 due to higher borrowings required due to increases in working capital and to fund operating losses. During 2005, we borrowed $7.6 million from Petters Group and Lancelot to fund operations and working capital requirements.

Net Loss We experienced a net loss of $6.5 million or $6,080 per share for the nine months ended September 30, 2005, compared to net loss of $2.9 million or $2,700 per share for the nine months ended September 30, 2004.

Liquidity and Capital Resources

Historically, our primary sources of capital have been cash flow from operations and loans from affiliated parties.

Net cash used in operating activities for the nine months ended September 30, 2005 and 2004 was $6.1 million and $2.0 million, respectively. The increase of $4.1 million was primarily due to the higher operating losses in the nine months ended September 30, 2005. The higher losses are result of the additional advertising spending and higher salaries and benefit expenses previously described. For the year ended December 31, 2004, net cash used in operating activities was $5.2 million.

Net cash provided by investment activities was $2.0 million in the nine months ended September 30, 2004 due to the letter of credit supporting the flooring facility being reduced from $3.5 million to $1.5 million. Investing activities only included capital expenditures of $0.1 million for the nine months ended September 30, 2005.

Net cash provided by financing activities was $5.0 million for the nine months ended September 30, 2005. During the period, we received advances of $6.5 million from related parties and paid notes of $1.0 million and $0.5 million to CMGI and Petters Group, respectively. For the nine months ended September 30, 2004, increases in the flooring facility obligations offset advances from Petters Group resulting in a $0.3 million inflow of cash.

Net cash used in operating activities for the nine months ended December 31, 2003 and the year ended December 31, 2004 was $6.4 million and $5.2 million, respectively. The $5.3 million greater net loss in the 2004 period was offset by a $1.4 million decrease in merchandise inventories build up in 2004 and a $3.9 million swing caused by a build up of accounts payable in 2004. As such, the lower 2004 operating cash flows use of $1.2 million can be attributed to smaller changes in other working capital items, primarily accrued expenses.

Net cash provided by investment activities was $5.8 million and $1.9 million for the nine months ended December 31, 2003 and the year ended December 31, 2004, respectively. The 2003 inflow was primarily due to a net $10.0 million of cash acquired in the April 2003 acquisition of uBid from CMGI partially offset by a $3.7 million increase in cash restricted to support our vendor purchases. The 2004 inflow was primarily due to a $2.0 million decrease of restricted cash.

Net cash provided by financing activities was $1.4 million and $4.2 million for the nine months ended December 31, 2003 and year ended December 31, 2004, respectively. The inflow for the nine months ended December 31, 2003 was primarily a result of the sale of preferred stock. For the year ended December 31, 2004, payments under our flooring facility and other debt agreements partially offset $9.0 million of new borrowings from Petters Group.

In fiscal years 2004 and 2005, we borrowed a total of $10.5 million from Petters Group. The borrowings are secured by a subordinated security interest in all of our assets, are due March 31, 2006 and bear an annual interest rate of 14% due monthly. At September 30, 2005, $10.5 million was still outstanding. There are no financial covenants provided for in the agreements. These notes were used as consideration in exchange for the issuance to Petters Company, Inc. of 1,222,223 shares of Common Stock and warrants to purchase 305,556 shares of Common Stock, and the issuance to Petters Group of 1,111,111 shares of Common Stock and warrants to purchase 277,778 shares of Common Stock.

In April 2005, we entered into a 90 day debt agreement with Lancelot which was extended for one year on July 26, 2005. At September 30, 2005, $5.0 million was outstanding under the agreement. The note bears interest at 14% due monthly. The note is due July 2006 and is guaranteed by Petters Group and Thomas J. Petters, a shareholder. This debt was retired with proceeds from the Offering.

In October 2005, we obtained $5.0 million in Bridge Notes (the “Bridge Notes”) from two investors (the “Note Holders”). On the Closing Date, the Note Holders exchanged the Notes into 1,111,111 shares of Common Stock and we issued to the Note Holder warrants to purchase 333,333 shares of Common Stock for a period of three years at the purchase price of $4.50 per share.

On April 2, 2003, we signed a secured promissory note totaling $2.0 million payable to CMGI as part of the business purchase. The note bears an annual rate of interest equal to 1.5% above the prime rate as reported by The Wall Street Journal. The effective rate at December 31, 2004 was 6.5%. The first principal payment was due and paid on April 2, 2004 in the amount of $1.0 million. The second principal payment plus accrued interest since April 2, 2003 was due and paid on April 2, 2005 in the amount of $1,172. The note was secured by a subordinated security interest in all of our assets.

On November 10, 2003, we entered into an amended Microsoft Enterprise Agreement with Microsoft, Inc. (the “Microsoft Agreement”). This Microsoft Agreement enables us to license one or more of Microsoft’s license products across our platform to ensure that our entire enterprise will be licensed. Under the terms of the agreement, amounts are payable in quarterly installments of approximately $102 through December 31, 2006. We accounted for the amended agreement by adjusting the then present balance of the obligation under the existing agreement to the new obligation under the amended agreement. The incremental additional obligation of $80 associated with the amended agreement was capitalized in computer software and is being amortized over its estimated useful life.

In connection with the Offering described herein, including the issuance and exchange of the Bridge Notes, we retained cash proceeds of approximately $25.4 million from the Offering.

We believe that current working capital, together with cash flows from operations, current cash and proceeds retained from the Offering will be adequate to support our current operating plans for at least the next 12 months.

We currently estimate that we will incur material commitments for capital expenditures equal to $1.0 million for systems upgrades which shall be made in the first and second quarters of 2006.

Contractual Obligations

The following table sets forth our future contractual or cancelled obligations and other commercial commitments as of December 31, 2004, excluding debt that was retired or cancelled on the Closing Date or already retired in 2005 (in thousands):

	Payments Due By Period
	Total	Less than 1 year	1-3 Years	3-5 Years		After 5 Years
Microsoft Agreement	$820	$410	$410	$	____	$	____
Operating Leases	960	549	411		____		____
Totals	$1,780	$959	$821	$	____	$	____

Amounts shown under “operating leases” in the above table consist of base rent under our current lease for both our corporate office and call center. Under both leases we also pay additional rent for our proportionate share of common area maintenance, real estate taxes and other operating expenses.

Inflation

Inflation has not had a material impact upon operating results, and we do not expect it to have such an impact in the near future. There can be no assurances, however, that our business will not be so affected by inflation.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 ((revised 2004), “Share-Based Payment”) (“FAS 123R”), that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The statement eliminates the ability to account for share-based compensation transactions, using the intrinsic value method as prescribed by Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expenses in our consolidated statement of income. The statement requires companies to assess the most appropriate model to calculate the value of the options. We currently are assessing which model we may use in the future under the new statement. The use of different models to value options may result in a different fair value than the use of the Black-Scholes option pricing model. In addition, there are a number of other requirements under the new standard that would result in differing accounting treatment than currently required. These differences include, but are not limited to, the accounting for the tax benefit on employee stock options and for stock issued under employee stock purchase plan, and the presentation of these tax benefits within the consolidated statement of cash flows.

In April 2005, the Securities and Exchange Commission announced the adoption of a new rule that amends the effective date of FAS 123R. The effective date of the new standard under these new rules for our consolidated financial statements is January 1, 2006. Adoption of this statement may have a significant impact on our consolidated financial statements as we will be required to expense the fair value of our future stock option grants rather than disclose the impact on our consolidated net income within our footnotes.

In November 2004, FASB issued Statement of Financial Accounting Standards No. 151, “Inventory Costs - an amendment of Accounting Research Bulletins (“ARB”) No. 43 Chapter 4.” This statement amends the guidance in ARB No. 43, Chapter 4 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This statement requires that these items be recognized as current period costs and also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. uBid will apply the guidance prospectively. uBid is in the process of determining what impact, if any, the application of this guidance will have on our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

We currently have no exposure to risks of fluctuating interest rates or fluctuating currency exchange rates. It is our policy not to enter into derivative financial instruments. Accordingly, we do not believe that changes in interest or currency rates will have a material effect on our liquidity, financial condition or results of operations.

3. PROPERTIES

Our principal administrative, engineering, merchandising and marketing facilities total approximately 11,000 square feet and are located in Chicago, Illinois. We currently lease such facilities for $37,000 per month. The lease expires in November 2006.

Our in-house call center is located in Danville, Illinois. We currently lease this facility for $12,500 per month. The lease expires in October 2006.

4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding beneficial ownership of our Common Stock as of the Closing Date by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each of our directors and our chief executive officer, (iii) any other “Named Executive Officer” identified in the Executive Compensation section below, and (iv) all of our Named Executive Officers and directors as a group. Except as otherwise indicated, we believe based on information provided by each of the individuals named in the table below that such individuals have sole investment and voting power with respect to such shares, subject to community property laws, where applicable. The address of each executive officer and director is c/o uBid, 8550 W Bryn Mawr, Chicago, IL 60631.

	Shares Beneficially Owned
Name	Number	Percent (1)

Thomas J. Petters (2)(6)	9,827,938	49.18%
Petters Group Worldwide, LLC (3)(6)	7,189,048	36.54%
Tudor Investment Corporation (4)(7)	2,083,334	10.51%
Petters Company, Inc. (5)(6)	1,527,777	7.75%
Robert H. Tomlinson, Jr.	687,998	3.55%
Timothy E. Takesue	687,998	3.55%
Anthony Priore	20,881	0.11%
Miguel Martinez, Jr.	44,081	0.23%
Manoharan Sivashanmugam	11,600	0.06%
Geoffrey Alison	–	–
All directors and executive officers as a group (6 people)	1,452,558	7.49%

Notes:

(1)
Based on a total of 19,399,334 shares outstanding after the Closing Date, which total excludes 600,667 shares that are expected to be issued to existing shareholders at the Second Closing if the Maximum is not sold, but if the Maximum is sold, such shares will be issued to Calico. Shares subject to warrants exercisable within 60 days of December 29, 2005 are considered for the purpose of determining the percent of the class held by the holder of such warrants, but not for the purpose of computing the percentages held by others.

(2)
Includes: 7,189,048 shares beneficially owned by Petters Group Worldwide, LLC, including 277,778 warrants exercisable within 60 days of December 29, 2005 by Petters Group Worldwide, LLC; and 1,527,779 shares beneficially owned by Petters Company, Inc., including 305,556 warrants exercisable within 60 days of December 29, 2005 by Petters Company, Inc. Mr. Petters has sole voting and investment power over all of the shares indicated in the table as being beneficially owned by Mr. Petters, Petters Group Worldwide, LLC and Petters Company, Inc.

(3)	Includes 277,778 warrants exercisable within 60 days of December 29, 2005.
(4)
Includes 416,667 warrants exercisable within 60 days of December 29, 2005. The shares beneficially owned by Tudor Investment Corporation are beneficially owned by a group of 3 beneficial owners, including The Tudor BVI Global Portfolio Ltd. (215,738 shares directly owned and warrants to acquire an additional 53,935 shares of Common Stock), Tudor Proprietary Trading, L.L.C. (116,167 shares directly owned and warrants to acquire an additional 29,042 shares of Common Stock) and Witches Rock Portfolio Ltd. (1,334,762 shares directly owned and warrants to acquire an additional 333,690 shares of Common Stock). Tudor Investment Corporation provides investment advisory services to Witches Rock Portfolio Ltd. and The Tudor BVI Global Portfolio Ltd., and may therefore be deemed the beneficial owner of these shares. Tudor Investment Corporation is also an affiliate of Tudor Proprietary Trading, L.L.C. Paul Tudor Jones, II is the controlling shareholder of Tudor Investment Corporation and the indirect controlling equity holder of Tudor Proprietary Trading, L.L.C. Each of Tudor Investment Corporation and Mr. Jones expressly disclaims beneficial ownership of shares not directly owned by them.

(5)	Includes 305,556 warrants exercisable within 60 days of December 29, 2005.
(6)	The address for each of Thomas J. Petters, Petters Group Worldwide, LLC and Petters Company, Inc. is: 4400 Baker Road, Minnetonka, Minnesota 55343.
(7)
Information regarding the number of shares beneficially owned by Tudor Investment Corporation and its affiliated entities was provided in a report on Schedule 13G filed with the SEC on January 3, 2006, as amended, by Paul Tudor Jones, II, The Tudor BVI Global Portfolio, Ltd., Tudor Investment Corporation, Tudor Proprietary Trading, L.L.C and Witches Rock Portfolio Ltd. The business address for Tudor Investment Corporation  is: c/o Tudor Investment Corporation, 1275 King Street, Greenwich, Connecticut 06831-2936.

5. DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth our executive officers and directors, their ages and position(s):

Name	Age	Position
Robert H. Tomlinson, Jr.	49	President and Chief Executive Officer and Director
Timothy E. Takesue	37	Executive Vice President, Merchandising
Anthony Priore	48	Chief Marketing Officer
Miguel Martinez, Jr.	50	Vice President, Finance
Manoharan Sivashanmugam	35	Vice President, Technology
Geoffrey Alison	33	Director

Robert H. Tomlinson, Jr.
Mr. Tomlinson has more than 25 years of finance, direct marketing and e-commerce experience. On December 29, 2005, Mr. Tomlinson was named President and Chief Executive Officer of uBid.com Holdings, Inc. Mr. Tomlinson joined uBid in May 2002 as the Chief Financial Officer after having served as chief financial officer at Forbes.com from April 2000. In April 2003, Mr. Tomlinson became President of uBid and in August 2005, he became the Chief Executive Officer. Prior to Forbes, Mr. Tomlinson served as chief financial officer for American List Counsel, Inc, an industry leading database marketing organization, a position he had held since 1983. Earlier career experience includes finance and merger & acquisition roles with Young & Rubicam, Inc. and Chase Manhattan Bank, N.A. Mr. Tomlinson holds an MBA in International Finance from Fairleigh Dickinson University, a B.S. in Accounting from Seton Hall University and has a CPA certification in the State of New Jersey. Mr. Tomlinson was appointed as a director of uBid.com Holdings, Inc. on December 15, 2005.

Timothy E. Takesue
Mr. Takesue has over 21 years of merchandising, retail, mail order and e-commerce experience. On December 29, 2005, Mr. Takesue was named Executive Vice President, Merchandising of uBid.com Holdings, Inc. In 1997, Mr. Takesue joined uBid, Inc. as a member of the original management team of officers. During his tenure with uBid, he has served in various positions including vice president of merchandising, senior vice president of merchandising and sales, interim CEO and acting chief marketing officer. Mr. Takesue became Executive Vice President, Merchandising in April 2003. Mr. Takesue was an instrumental part of the officer team that led uBid, Inc. in its 1998 IPO, 1999 secondary offering, subsequent sale in 2000 to CMGI and purchase from CMGI in 2003. Mr. Takesue sits on the advisory board of The Brave Wings Foundation, a Northwestern Memorial Foundation charity, and attended Wayne State University in Detroit, Michigan.

Anthony Priore
Mr. Priore was named Chief Marketing Officer of uBid.com Holdings, Inc. on December 29, 2005. Mr. Priore has served as the Chief Marketing Officer of uBid, Inc. since April 2005. Mr. Priore has over 25 years of marketing experience. Prior to uBid, he served as chief marketing officer for Rewards Network (formerly iDine), a public loyalty marketing company. In 2003, Mr. Priore was at Experian Marketing Services, a division of Experian, Inc. as senior vice president of e-Marketing Services. Prior to his time at Experian, he held the position of president from January, 2001 through November, 2002 at MarketsOnDemand/JobsOnLine and from March, 1999 through December, 2000, he served as senior vice president of marketing at Yesmail (formerly a CMGI company and now part of InfoUSA). Mr. Priore’s career also includes executive marketing positions at Leo Burnett, Peapod, Citicorp Diners Club and DDB. He is the co-author of the book, Email Marketing: Using Email to Reach Your Target Audience & Build Customer Relationships published by John Wiley & Sons, Inc. He has served on the advisory board of The DMA’s Association of Interactive Media (AIM) and two terms on the board of the Chicago Association of Direct Marketing (CADM). Mr. Priore holds both his Bachelors and Masters degrees from Northwestern University in Evanston, Illinois.

Miguel Martinez, Jr.
Mr. Martinez was named Vice President of Finance of uBid.com Holdings, Inc. on December 29, 2005. Mr. Martinez has served as Vice President of Finance of uBid, Inc. since February 2005. Mr. Martinez brings over 20 years of financial management experience to uBid. Prior to joining uBid, from March of 1999 to November 2004, Mr. Martinez was senior vice president and chief financial officer with Hartford Computer Group, a leading PC manufacturer, distributor and service company. Mr. Martinez is a certified public accountant and received a BBA degree from Loyola University in Chicago, Illinois and is actively involved in several professional organizations.

Manoharan Sivashanmugam
Mr. Sivashanmugam was named Vice President of Technology of uBid.com Holdings, Inc. on December 29, 2005. He has served as Vice President of Technology of uBid, Inc. since April 2003, prior to which he served as uBid’s chief architect beginning in January 2001 and was instrumental in migrating uBid’s website to an XML based service-oriented architecture. During 2000, Mr. Sivashanmugam was the co-founder and director of application development in the B2B division at Fansedge.com, an online retail store of team licensed products and sports memorabilia. From 1996 through 2000, Mr. Sivashanmugam was technical manager for Whittman-Hart, Inc., a software consulting company, where he was responsible for several key projects completed for various Fortune 500 companies including GE Capital Auto Financial Services and Boise Cascade. Prior to 1996, he worked with a strategic partner of System Software Associates creating value-added products for their ERP suite. Mr. Sivashanmugam has a M.S. in Computer Science and a B.S. in Physics from University of Madras, India.

Geoffrey Alison
Geoffrey Alison has served as a director of CCTR since January 2005. Mr. Alison has been registered with the National Association of Securities Dealers since 1999 and has worked as a General Securities Principal for various securities firms including Stock USA, Inc (January 1999 - October 2001) and Assent, LLC (November 2001 - August 2004). From September 2004 through the present date, Mr. Alison has been a registered General Securities Principal with ECHOtrade, a Philadelphia Exchange member firm, as a securities trader for his own capital and benefit. From July 2003 through January 2005, he served as Chief Financial Officer, Secretary and a director of Intrac, Inc. (OTCBB:ITRD). In October, 2002, Mr. Alison co-created Greenvest Industries, Inc. which manufactures pet products under the brand name Happy Tails Pet Beds. Mr. Alison is currently President and CEO of Greenvest Industries, Inc.

Our above-listed officers and directors have neither been convicted in any criminal proceeding during the past five years nor parties to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities law or commodities law. Similarly, no bankruptcy petitions have been filed by or against any business or property of any of our directors or officers, nor has any bankruptcy petition been filed against a partnership or business association in which these persons were general partners or executive officers.

Changes in Directors and Principal Officers

As previously disclosed in CCTR’s Current Reports on Forms 8-K and 8-K/A, filed on December 21, 2005, on December 15, 2005, Cape Coastal Trading Corporation, a New York corporation, merged with and into its wholly-owned subsidiary, Cape Coastal Trading Corporation (or CCTR), a Delaware corporation, for the sole purpose of changing the state of incorporation from New York to Delaware (the “Reincorporation”). On February 10, 2006, CCTR changed its name to "uBid.com Holdings, Inc."

Before effecting the Reincorporation, on December 15, 2005, Mr. Tomlinson was appointed to the Board of Directors by Geoffrey Alison, the sole stockholder of CCTR. On the Closing Date, Geoffrey Alison tendered a resignation from the Board of Directors that was effective on January 30, 2006.

On December 15, 2005, Mr. Tomlinson was elected as the President and Chief Executive Officer by Geoffrey Alison, the sole director of CCTR at that time. Mr. Tomlinson’s new title became effective on the Closing Date. On December 15, 2005, Mr. Alison resigned as President and Treasurer of CCTR, effective as of the Closing Date.

Board Committees

We expect that our Board of Directors will consist of seven members. We are currently seeking additional qualified members and plan to appoint the remaining members as soon as reasonably practicable.

We plan to list the Common Stock on a national securities exchange as soon as practicable. In anticipation of such listing, we intend to appoint such persons and committees as are required to meet the corporate governance requirements imposed by such national securities exchange. Therefore, we intend that a majority of our directors will be independent directors of which at least one director will qualify as an “audit committee financial expert.” Additionally, the Board of Directors is expected to appoint an audit committee, nominating committee and compensation committee, to adopt charters relative to each such committee and to formulate and adopt a code of ethics. Until further determination by the Board, the full Board of Directors will undertake the duties of the Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors.

6. EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below sets forth, for the 2003, 2004 and 2005 calendar years, the compensation earned by our Chief Executive Officer and the four other most highly compensated executive officers who received annual compensation in excess of $100,000. Such officers are referred to herein as our “Named Executive Officers.”

Summary Compensation Table

				Long-Term Compensation
	Annual Compensation			Awards		Payouts
Name Executive Officer & Principal Position	Year (4)	Salary ($)	Bonus ($)	Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)(5)	All Other Compensation ($)
Robert H. Tomlinson, Jr.	2005	$250,000	--	$1,500	--	500,000	$31,500 (1)
President and Chief Executive Officer	2004	$250,000	$125,000	--	--	--	$25,410 (1)
	2003	$237,500	$175,000	--	--	--	--

Timothy E. Takesue	2005	$225,000	--	$1,500	--	500,000	--
Executive Vice President of Merchandising	2004	$225,000	$112,500	--	--	--	--
	2003	$213,750	$175,000	--	--	--	--

Manoharan Sivashanmugam	2005	$135,000	$10,000	$1,350	--	75,000	$131,711 (3)
Vice President of Technology	2004	$120,846	$2,500	--	--	--	--
	2003	$104,131	$1,000	--	--	--	--

Anthony Priore	2005	$135,192	$10,000	$329	--	150,000	--
Chief Marketing Officer	2004	--	--	--	--	--	--
	2003	--	--	--	--	--	--

Miguel Martinez, Jr.	2005	$129,808	$50,000	$1,500	--	75,000	--
Vice President, Finance	2004	--	--	--	--	--	--
	2003	--	--	--	--	--	--

Notes:

(1)	Represents temporary housing and relocation expenses.
(2)	Represents employer contribution to 401(k) retirement plan.
(3)	Represents the value of payments received on termination of a Phantom Stock Option Plan, terminated in July, 2005.
(4)
Information included is for each respective calendar year. Information for the period from January 1, 2003 through March 31, 2003 represents compensation received from CMGI, uBid’s former parent company.

(5)	Represent options granted under the 2005 Equity Incentive Plan.

The following table shows the number of options to purchase Common Stock granted to each of the Named Executive Officers during 2005.

Option/SAR Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Options Term (4)
Name	Number of Securities Underlying Option/SARs Granted (#)	Percent of Total Options/SARs Granted To Employees in 2005	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Robert Tomlinson (1)	500,000	29.04%	$ 4.50	December 29, 2015	$2,758,850.98	$5,725,758.06
Timothy E. Takesue (1)	500,000	29.04%	$ 4.50	December 29, 2015	$2,758,850.98	$5,725,758.06
Anthony Priore (2)	150,000	8.71%	$ 4.50	December 29, 2015	$827,655.29	$1,717,727.42
Miguel Martinez (2)	75,000	4.36%	$ 4.50	December 29, 2015	$413,827.65	$858,863.71
Manoharan Sivashanmugam (2)	75,000	4.36%	$ 4.50	December 29, 2015	$413,827.65	$858,863.71

(1)
The 2005 Equity Incentive Plan was approved by our board of directors on December 15, 2005. Also on December 15, 2005, the 2005 Equity Incentive Plan was approved by the sole stockholder of CCTR on that date. These actions were announced in our Current Report on Form 8-K, filed with the SEC on December 23, 2005. As disclosed in our definitive Information Statement filed with the SEC on  January 30, 2006, on January 12, 2006, the holders of a majority of our outstanding shares of Common Stock ratified the 2005 Equity Incentive Plan.

(2)
This option grant was made on December 29, 2005 and has a four-year vesting schedule pursuant to which 1/3 of the total option becomes exercisable on the 24-month anniversary of the grant, 1/3 of the total option becomes exercisable on the 36-month anniversary of the grant, and the remaining portion becomes exercisable on the 48-month anniversary of the grant.

(3)
This option grant was made on December 29, 2005 and has a four-year vesting schedule pursuant to which 1/4 of the total option becomes exercisable on the 12-month anniversary of the grant, 1/4 of the total option becomes exercisable on the 24-month anniversary of the grant, 1/4 of the total option becomes exercisable on the 36-month anniversary of the grant, and the remaining portion becomes exercisable on the 48-month anniversary of the grant.

(4)	The first trade of our shares took place on January 4, 2006. Therefore, the market closing price of $6.15 on January 4, 2006 has been used for the purposes of the calculations in the table above.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options/SARs at Fiscal Year-End (Exercisable/Unexercisable)	Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End (Exercisable/Unexercisable)
Robert Tomlinson (1)	--	--	0 / 500,000	$0.00 / $0.00
Timothy E. Takesue (1)	--	--	0 / 500,000	$0.00 / $0.00
Anthony Priore (2)	--	--	0 / 150,000	$0.00 / $0.00
Miguel Martinez (2)	--	--	0 / 75,000	$0.00 / $0.00
Manoharan Sivashanmugam(2)	--	--	0 / 75,000	$0.00 / $0.00

(1)
Was granted options on December 29, 2005 with a four-year vesting schedule pursuant to which 1/3 of the total options become exercisable on the 24-month anniversary of the grant, 1/3 of the total options become exercisable on the 36-month anniversary of the grant, and the remaining options become exercisable on the 48-month anniversary of the grant.

(2)
Was granted options on December 29, 2005 with a four-year vesting schedule pursuant to which 1/4 of the total options become exercisable on the 12-month anniversary of the grant, 1/4 of the total options become exercisable on the 24-month anniversary of the grant, 1/4 of the total options become exercisable on the 36-month anniversary of the grant, and the remaining options become exercisable on the 48-month anniversary of the grant.

Compensation of Directors

There are currently no compensation arrangements in place for the members of the Board. We expect to establish these arrangements as new members are appointed to the Board.

Employment Contracts and Termination of Employment and Change in Control

We have entered into executive employment agreements with our President and Chief Executive Officer, our Executive Vice President of Merchandising and our Chief Marketing Officer.

Robert H. Tomlinson, Jr. - President and Chief Executive Officer

On the Closing Date, uBid entered into an executive employment agreement with Mr. Tomlinson which provides for an initial annual base salary of $275,000 for the first 12 months of the agreement increasing to $300,000 during the second 12 months of the agreement.

Under the agreement, Mr. Tomlinson also received options to purchase up to 500,000 shares of Common Stock under the 2005 Equity Incentive Plan, which was approved before the Merger, and which vest as follows: 1/3 of the options will vest on the 24 month anniversary of the date of the grant, 1/3 of the options will vest on the 36 month anniversary of the date of grant and the remaining 1/3 on the 48 month anniversary of the date of grant. The exercise price of the options is $4.50 per share. Subsequent grants of stock options shall vest and be exercisable pursuant to the terms and conditions of the 2005 Equity Incentive Plan.

Mr. Tomlinson’s employment agreement has a term commencing on the execution of the agreement and continuing for a period of 24 months. The agreement provides that if Mr. Tomlinson is terminated by us without cause or if Mr. Tomlinson terminates the agreement for good reason, including a change of control that results in the termination of Mr. Tomlinson’s employment with uBid or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard separation and release agreement, to severance payments in the amount of Mr. Tomlinson’s annual base salary at the time of such termination and all health insurance coverage for a period of 12 months following termination. A change of control includes an acquisition of 51% or more of our outstanding voting securities or consummation of a tender offer or exchange offer where the offeree acquires more than 51% of our then-outstanding voting securities.

Timothy E. Takesue - Executive Vice President of Merchandising

On the Closing Date, uBid also entered into an executive employment agreement with Mr. Takesue which provides for an initial annual base salary of $250,000 for the first 12 months of the agreement increasing to $275,000 during the second 12 months of the agreement.

Under the agreement, Mr. Takesue received options to purchase up to 500,000 shares of Common Stock under the 2005 Equity Incentive Plan, which vest as follows: 1/3 of the options will vest on the 24 month anniversary of the date of the grant, 1/3 of the options will vest on the 36 month anniversary of the date of grant and the remaining 1/3 on the 48 month anniversary of the date of grant. The exercise price of the options is $4.50 per share. Subsequent grants of stock options shall vest and be exercisable pursuant to the terms and conditions of the 2005 Equity Incentive Plan.

Mr. Takesue’s employment agreement has a term commencing on the execution of the agreement and continuing for a period of 24 months. The agreement provides that if Mr. Takesue is terminated by us without cause, or if Mr. Takesue terminates the agreement for good reason, including a change of control that results in the termination of Mr. Takesue’s employment with uBid or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard separation and release agreement, to severance payments in the amount of Mr. Takesue’s annual base salary at the time of such termination and all health insurance coverage for a period of 12 months following termination. A change of control includes an acquisition of 51% or more of our outstanding voting securities or consummation of a tender offer or exchange offer where the offeree acquires more than 51% of our then-outstanding voting securities.

Anthony Priore - Chief Marketing Officer

On the Closing Date, uBid entered into an executive employment agreement with Mr. Priore which provides for an initial annual base salary of $190,000 for the first 12 months of the agreement increasing to $210,000 during the second 12 months of the agreement.

Under the agreement, Mr. Priore received options to purchase up to 150,000 shares of Common Stock under the 2005 Equity Incentive Plan, and vest as to one-quarter of these options on each of the next four anniversaries of the date of grant. The exercise price of the options is $4.50 per share. Subsequent grants of stock options shall vest and be exercisable pursuant to the terms and conditions of the 2005 Equity Incentive Plan.

Mr. Priore’s employment agreement has a term commencing on the execution of the agreement and continuing for a period of 24 months. The agreement provides that if Mr. Priore is terminated by us without cause, or if Mr. Priore terminates the agreement for good reason, including a change of control that results in the termination of Mr. Priore’s employment with uBid or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard separation and release agreement, to severance payments in the amount of 50% of Mr. Priore’s annual base salary at the time of such termination and all health insurance coverage for a period of 6 months following termination.

Compensation Committee Interlocks and Insider Participation

uBid does not presently have a Compensation Committee in place. The Petters Group primarily negotiated the employment agreements of our Named Executive Officers. Messrs. Tomlinson and Takesue, executive officers, participated in compensation discussions regarding our employees.

2005 Equity Incentive Plan

On December 15, 2005, our board approved and adopted the 2005 Equity Incentive Plan. Also on December 15, 2005, the 2005 Equity Incentive Plan was approved by the sole stockholder of CCTR on that date. These actions were announced in our Current Report on Form 8-K filed with the SEC on December 23, 2005. As disclosed in our definitive Information Statement filed with the SEC on January 30, 2006, on January 12, 2006, the holders of a majority of our outstanding shares of Common Stock ratified the 2005 Equity Incentive Plan. The 2005 Equity Incentive Plan is an equity-based compensation plan to provide incentives to, and to attract, motivate and retain the highest qualified employees, directors, consultants and other third party service providers. The 2005 Equity Incentive Plan enables the Board to provide equity-based incentives through grants or awards of stock options and restricted stock awards (collectively, “Incentive Awards”) to our present and future employees, consultants, directors, and other third party service providers.

The Board has reserved a total of 2,500,000 shares of Common Stock for issuance under the 2005 Equity Incentive Plan. If an Incentive Award granted pursuant to the 2005 Equity Incentive Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an Incentive Award, the shares subject to such award and the surrendered shares will become available for further awards under the 2005 Equity Incentive Plan. We granted options under the 2005 Equity Incentive Plan to purchase 1,721,700 shares of Common Stock to Named Executive Officers and other employees immediately after the Closing Date.

No less than 60 days after the filing of our Current Report on Form 8-K on January 5, 2006, uBid is expected to file a registration statement on Form S-8 to register the shares of Common Stock reserved for issuance of incentive awards under the 2005 Equity Incentive Plan. This registration statement is expected to become effective on filing. Subject to Rule 144 limitations, shares of Common Stock issued upon exercise of stock options and other incentive awards granted under the 2005 Equity Incentive Plan after the effective date of the registration statement on Form S-8 will be eligible for resale in the public market without restriction.

The number of shares subject to the 2005 Equity Incentive Plan, any number of shares subject to any numerical limit in the 2005 Equity Incentive Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in uBid’s outstanding common stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 2, 2003, uBid and Petters Group, a holder of greater than 5% of our Common Stock, executed a Shared Resources Agreement with a term of one year and automatic renewals of one year until terminated by either party with 60 days’ prior notice. Pursuant to this agreement, Petters Group provides executive, facilities management, finance, general and administrative, legal, marketing, merchandising and operations services to uBid for which uBid was charged $360,000 in 2005, $264,000 for the year ended December 31, 2004 and $198,000 from April 2003 through December 2003.

We purchase products from Petters Group for direct purchase sales. Purchases from Petters Group were $1.5 million and $0.5 million for the periods ended December 31, 2004 and 2003, respectively and $0.5 million for the nine months ended September 30, 2005.

In 2003, we issued a convertible promissory note in the principal amount of $0.5 million for the benefit of Petters Group. The promissory note bore interest at an annual rate of 8%. This note plus accrued interest was paid in full on April 1, 2005.

On April 2, 2003, we entered into a secured revolving credit agreement with Petters Group for up to $5.0 million. On November 22, 2004, we entered into a second secured revolving credit agreement for up to $4.0 million. In March 2005, the second agreement was increased to $5.5 million. Both agreements are secured by a subordinated security interest in all of our assets. Both agreements were to expire March 31, 2006. Borrowings bear an annual interest rate of 14%. There are no financial covenants provided for in the agreements. In connection with the Offering, we accepted contributions of these notes as consideration for a portion of the Minimum. These notes, which were issued by uBid, were contributed in connection with the Offering in exchange for the issuance to Petters Company, Inc. of 1,222,223 shares of Common Stock and warrants to purchase 305,556 shares of Common Stock, and the issuance to the Petters Group of 1,111,111 shares of Common Stock and warrants to purchase 277,778 shares of Common Stock.

On July 21, 2004, Banco Popular issued an irrevocable letter of credit to uBid in the amount of $5.0 million which provides Sony the right on the letter of credit in the event that we are in default of payments related to inventory purchases of new and refurbished product made by uBid from Sony. The letter of credit is secured by all of our assets. Lancelot, an affiliate of Petters Group, and Petters Group guaranteed the letter of credit. Sony and Petters Group have agreed to buy back the Sony product from uBid in the event of a default. The letter of credit agreement contains certain restrictions on additional borrowings, guarantees, disposals of assets, transactions with affiliates and mergers and acquisitions. On December 30, 2005, we provided a $5.0 million deposit as a restricted cash security to Banco Popular to release Lancelot and Petters Group from their obligations under the letter of credit. The funds provided were a portion of the proceeds from the Offering. The letter of credit expires on July 21, 2006.

On April 27, 2005, uBid entered into a 90 day debt agreement with Lancelot Investors Fund, L.P., which was extended for one year on July 26, 2005. This agreement provided for borrowings of $5.0 million. The note had an annual interest rate of 14% due monthly. The note was guaranteed by Petters Company, Inc. and Thomas J. Petters, a stockholder. There were no financial covenants provided for in the agreements. The September 30, 2005 balance of $5.0 million was retired with a portion of the proceeds from the Offering.

In mid 2005, we entered into an agreement with Calico to serve as our financial advisor in connection with the Transactions. Thomas J. Petters owns 10% of the outstanding partnership interests in Calico. As consideration for its services, we paid Calico a $550,000 fee on the Closing Date. In addition, in the event that the Maximum number of Units is sold at the Second Closing, Calico will be issued 600,667 shares of Common Stock.

8. LEGAL PROCEEDINGS

From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings or claims are pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business or financial condition.

9. MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

The Common Stock was first cleared for quotation on the NASD OTC Bulletin Board on October 29, 2004 and has been traded on a very limited basis since that time. On December 15, 2005, NASDAQ issued a new ticker symbol, “CCSR.OB.” There is currently no established market for the Common Stock.

As of the Closing Date, there were approximately 95 holders of record of shares of the Common Stock.

Trades in the Common Stock may be subject to Rule 15g-9 of the Exchange Act, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the applicable exchange or system). The penny stock rules require a broker/dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of the Common Stock. As a result of these rules, investors may find it difficult to sell their shares.

As of the First Closing, there are 19,399,334 shares of Common Stock issued and outstanding, of which 96,224 were previously registered by CCTR in a registration statement on Form SB-2 filed with the SEC on May 20, 2004 and are therefore freely tradable without restriction or further registration under the Securities Act. Therefore, 19,303,110 shares of Common Stock, which shares were issued in connection with the Transactions, are “restricted securities” which may be sold or otherwise transferred only if such shares are first registered under the Securities Act or are exempt from such registration requirements. As discussed further herein, uBid has agreed to file a registration statement within 45 days of the Closing Date.

In addition, there are 2,500,000 shares of Common Stock reserved for issuance of stock options and Incentive Awards pursuant to the 2005 Equity Incentive Plan. No less than 60 days after the filing of our Current Report on Form 8-K filed on January 5, 2006, uBid is expected to file a registration statement on Form S-8 to register the shares of Common Stock reserved for issuance of incentive awards under the 2005 Equity Incentive Plan. This registration statement is expected to become effective on filing.

Dividend Policy

We have never declared or paid dividends. We intend to retain earnings, if any, to support the development of the business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,721,700	$4.50	778,300
Equity compensation plans not approved by security holders	3,063,336	$5.60	__
Total	4,785,036	—	778,300

Equity compensation plans not approved by our stockholders consist of: (1) warrants to purchase up to 2,500,003 shares of common stock, issued to investors on December 30, 2005, in connection with our private offering, exercisable through December 30, 2010, at $5.85 per share: (2) warrants to purchase up to 333,333 shares of common stock, issued to the Bridge Note Holders on December 29, 2005, exercisable through December 29, 2008, at $4.50 per share; and (3) warrants to purchase 230,000 shares of common stock, issued to the Placement Agents in our private offering on December 30, 2005, exercisable through December 30, 2010 at $4.50 per share.

10. RECENT SALES OF UNREGISTERED SECURITIES

Shares Issued by CCTR

From January 2003 to March 2003, CCTR completed an offering of 66,500 shares of its common stock at a price of $0.10 per share to a total of 18 purchasers (the “CCTR Offering”). The last subscription for shares in the CCTR Offering was completed on March 31, 2003. The total amount of proceeds received from the CCTR Offering was $6,650.00. The CCTR Offering and sales were deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act, because the shares were sold to less than 35 purchasers, as calculated pursuant to Rule 501 of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons and CCTR made independent determinations that all of such persons were sophisticated investors, and that they were capable of analyzing the merits and risks of their investment.

Shares Issued by uBid Before the Merger

In October 2005, uBid sold 33 shares of its common non-voting stock to three of uBid’s executive officers: Anthony Priore, Miguel Martinez, Jr. and Manoharan Sivashanmugam. The total amount of consideration paid for these shares was $443,712. These sales of shares of uBid’s common stock were exempt from securities registration under Rule 506 of Regulation D as promulgated by the SEC under the Securities Act, because the shares were sold to less than 35 purchasers, as calculated pursuant to Rule 501 of the Securities Act.

In connection with the incorporation of Takumi (now known as uBid) in March 2003, 2,500 shares of voting convertible preferred stock were issued to Petters Group for $1.0 million and 1,072 shares of voting common stock were issued to Mr. Tomlinson and Mr. Takesue for de minimus consideration. In connection with the April 2003 acquisition of uBid from CMGI, and as part of the consideration paid in that acquisition, CMGI was issued warrants to acquire 188 shares of non-voting common stock. The offering and sales were deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act, because the shares were sold to less than 35 purchasers, as calculated pursuant to Rule 501 of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons and uBid made independent determinations that all of such persons were sophisticated investors, and that they were capable of analyzing the merits and risks of their investment.

Shares Issued in Connection with the Merger and the Offering

On the Closing Date, the uBid stockholders before the Merger surrendered all of the issued and outstanding shares of uBid and received 8,800,000 shares of Common Stock, with up to 444,444 of such shares of Common Stock subject to redemption by uBid. The stockholders of CCTR before the Merger retained 599,331 shares of Common Stock.

In connection with the Offering, we sold 10,000,003 shares of Common Stock to accredited investors (including Petters Group and Petters Company, Inc.) for a total price of approximately $45 million, including cancellation of $15.5 million of debt. Of the shares issued in connection with the First Closing, 2,222,224 shares are subject to redemption by uBid. Also in connection with the Offering, in the First Closing, we issued warrants to the investors to acquire 2,500,003 shares of Common Stock for five years at a purchase price of $5.85 per share, including warrants to purchase 277,778 shares to Petters Group and warrants to purchase 305,556 shares to Petters Company, Inc. In connection with the First Closing, we issued warrants to acquire 230,000 shares of Common Stock to the Placement Agents for five years at $4.50 per share. We also issued the Note Holders warrants to purchase 333,333 shares of Common Stock for a period of three years at a purchase price of $4.50.

Immediately following the Closing Date, uBid granted options to purchase 1,721,700 shares of Common Stock under the 2005 Equity Incentive Plan to the Named Executive Officers and other employees. Except as otherwise described herein, the options are issuable pursuant to the 2005 Equity Incentive Plan at an exercise price of $4.50 per share and will vest in equal annual increments over the four year period following the date of grant.

The transactions discussed above are exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC.

11. DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

Immediately before the Merger, the capital stock of uBid consisted of 34,500 shares of capital stock, 5,000 of which were designated as Series A Preferred Stock, par value $400, 22,500 of which were designated as Series B Preferred Stock, par value $400, 5,000 of which were designated Voting Common Stock, par value $0.0001, and 2,000 of which were designated Non-Voting Common Stock, par value $0.0001.

As of September 30, 2005, the capital stock of CCTR consisted of 50,000,000 shares of common stock, par value $0.001 per share.

After giving effect to the Reincorporation, our Certificate of Incorporation (after the Merger) provides for the issuance of 225,000,000 shares of capital stock of which 200,000,000 are shares of Common Stock, and 25,000,000 are blank-check preferred stock.

Capital Stock Issued and Outstanding

Immediately before the Merger, uBid had 2,500 shares of Series A Preferred Stock issued and outstanding, 1,072 shares of common stock issued and outstanding and 221 shares of non-voting common stock issued and outstanding.

As of September 30, 2005, we had 2,300,375 shares of Common Stock issued and outstanding and no shares of preferred stock were issued and outstanding. As previously reported on CCTR’s Current Reports on Form 8-K and Form 8-K/A, filed on December 21, 2005, CCTR effected a reverse stock split on December 15, 2005, in which each share of Common Stock was converted into 0.6 shares of Common Stock. The reverse stock split reduced the number of shares of Common Stock outstanding from 2,300,375 to 1,380,201. On December 23, 2005, 780,870 shares of Common Stock were cancelled without further consideration. Immediately before the Merger, CCTR had 599,331 shares of Common Stock issued and outstanding.

As of the Closing Date, there are issued and outstanding:

▪	19,399,334 shares of Common Stock;

▪	0 shares of preferred stock;

▪	Options to purchase 1,721,700 shares of Common Stock granted to executives and other employees of uBid under the 2005 Equity Incentive Plan;

▪	Warrants to purchase 230,000 shares of Common Stock issued to the Placement Agents;

▪	Warrants to purchase 333,333 shares of Common Stock issued to the Bridge Note Holders;

▪	Warrants to purchase 2,500,003 shares of Common Stock issued to the new investors (including warrants to purchase 583,334 shares of Common Stock issued to Petters Group and its affiliates).

Should the Maximum be sold in the Second Closing, there will be issued and outstanding immediately after the Second Closing:

▪	20,333,333 shares of Common Stock;

▪	0 shares of preferred stock;

▪	Options to purchase 1,721,700 shares of Common Stock granted to executives and other employees of uBid under the 2005 Equity Incentive Plan;

▪	Warrants to purchase 320,000 shares of Common Stock issued to the Placement Agents;

▪	Warrants to purchase 333,333 shares of Common Stock issued to the Note Holders;

▪
Warrants to purchase 3,250,003 shares of Common Stock issued to the new investors (including warrants to purchase 583,334 shares of Common Stock issued to Petters Group and its affiliates, assuming no other Unit purchases by the Petters Group or its affiliates).

The following description of our capital stock is derived from our Certificate of Incorporation and By-laws as well as relevant provisions of applicable law. Such description is not intended to be complete and is qualified in its entirety by reference to our Certificate of Incorporation and By-laws.

Description of Common Stock

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Common Stock that are present in person or represented by proxy, subject to any voting rights granted to holders of preferred stock. Except as otherwise provided by law, and subject to any voting rights granted holders of preferred stock, amendments to our Certificate of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of Common Stock. The Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by the Board from time to time, the Common Stock holders will be entitled to such cash dividends as may be declared from time to time by the Board from funds available. Subject to any preferential rights of any outstanding series of preferred stock, upon liquidation, dissolution or winding up of uBid, the Common Stock holders will be entitled to receive pro rata all assets available for distribution to such holders.

Description of Preferred Stock

We are authorized to issue 25,000,000 shares of “blank check” preferred stock, par value $0.001 per share, none of which as of the date hereof is designated or outstanding. The Board of Directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series. Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of preferred stock will be determined by the Board of Directors, without the necessity of obtaining approval of the stockholders.

Description of Options

There are currently issued and outstanding options to purchase 1,721,700 shares of Common Stock issued to our executive officers and employees. Except as otherwise described herein, the options will be issued pursuant the 2005 Equity Incentive Plan at an exercise price of $4.50 per share and will vest in equal annual increments over the four year period following the date of grant. The terms of the options are further described under the heading “Executive Compensation” herein.

Description of Warrants

There are presently warrants issued to purchase 3,063,336 shares of Common Stock as follows: warrants held by investors purchasing Units in the Offering (including the Petters Group and Petters Company, Inc.) providing for the purchase of 2,500,003 shares of Common Stock for five years at an exercise price of $5.85 per share; warrants held by the Note Holders providing for the purchase of 333,333 shares of Common Stock for three years at an exercise price of $4.50 per share and warrants held by the Placement Agents providing for the purchase of 230,000 for five years at an exercise price of $4.50 per share. If the Maximum is sold in the Second Closing, there will be warrants issued to purchase 3,903,336 shares of Common Stock, with an increase of 750,000 purchased by new investors and an additional 90,000 issued to the Placement Agents.

The warrants, at the option of the holder, may be exercised by cash payment of the exercise price or, in the event that the registration statement filed by uBid is not declared effective by the SEC within one year of the Closing Date, by “cashless exercise.” A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the warrants with a “fair market value” equal to such aggregate exercise price. We will not receive additional proceeds to the extent that warrants are exercised by cashless exercise.

The exercise price and number of shares of Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number, the number of shares of Common Stock to be issued to the warrant holder.

12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that such conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expense, including attorneys’ fees actually and necessarily incurred by such person in connection with the defense or settlement of such action or suit if such director or officer if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expense.

Delaware Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Delaware Law provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors to the fullest extent permitted by Delaware law and may, if and to the extent authorized by the Board of Directors, indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever.

Any amendment, modification or repeal of the foregoing provisions shall be prospective only, and shall not affect any rights or protections of any of our directors existing as of the time of such amendment, modification or repeal.

We may also, at the discretion of the Board of Directors, purchase and maintain insurance to the fullest extent permitted by Delaware law on behalf of any of our directors, officers, employees or agents against any liability asserted against such person and incurred by such person in any such capacity.

On the Closing Date, uBid entered into indemnification agreements (the “Indemnity Agreements”) with all of its officers and directors (the “Indemnitees”) providing for the indemnification of each Indemnitee by reason of the fact that the Indemnitee is or was an agent of uBid. The Indemnity Agreements provide for indemnification of certain expenses, judgments, fines, and settlement amounts incurred by the Indemnitee in any action or proceeding, including any action by or in the right of uBid arising out of such person’s services to uBid, to any of uBid’s subsidiaries, or to any other company or enterprise to which such Indemnitee provides services at uBid’s request. The Indemnity Agreements provide for the advancement of expenses, make indemnification contingent on the Indemnitee’s good faith in acting or failing to act, and except the obligation to indemnify for expenses or liabilities paid directly to the Indemnitee by directors’ and officers’ insurance. A form of Indemnity Agreement was filed as an Exhibit to our Current Report on Form 8-K filed on January 5, 2006 and incorporated by reference therein.

13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Selected Quarterly Financial Data
Unaudited
(in thousands, except per share data)	Note (1)	Note (2)
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,
	2003	2003	2003	2003	2004	2004	2004	2004	2005	2005	2005

Net Revenues	$28,221	$19,634	$23,314	$22,708	$26,632	$20,254	$20,078	$20,038	$26,818	$19,885	$18,594

Gross Profit	(1,556)	3,871	4,087	3,207	3,483	2,691	3,065	1,926	2,654	2,790	3,097

Income (Loss) From operations	(109,792)	101	45	(486)	(117)	(1,058)	(780)	(3,252)	(1,775)	(1,939)	(1,261)

Net Income (Loss)	(111,616)	(58)	(149)	(763)	(421)	(1,332)	(1,096)	(3,460)	(2,193)	(2,446)	(1,833)

Preferred Stock Dividend	-	20	20	20	15	15	15	15	15	15	15

Net Loss Available to Common Shareholders	$(111,616)	$(78)	$(169)	$(783)	$(436)	$(1,347)	$(1,111)	$(3,475)	$(2,208)	$(2,461)	$(1,848)

Net Income (Loss) per share: (3)
Basic and Diluted EPS	N/M	$(73)	$(158)	$(730)	$(407)	$(1,257)	$(1,036)	$(3,241)	$(2,059)	$(2,296)	$(1,724)
Weighted average shares - Basic & Diluted	N/M	1,072	1,072	1,072	1,072	1,072	1,072	1,072	1,072	1,072	1,072

1) Predecessor financials for the quarter ended March 31, 2003 were derived solely from the accounting records of CMGI, the sole shareholder of our predecessor (which acquired our business in April 2000), and using the historical results of operations, and historical basis of assets and liabilities of such predecessor’s business. The statements of operations includes fees charged for certain corporate functions historically provided to us by CMGI, including administrative services (accounting, human resources, tax services, legal and treasury), inventory management and order fulfillment, information systems operation and administration, and advertising services. These fees were allocated on a specifically identifiable basis or using the relative percentages, as compared to CMGI’s other business, of net revenues, payroll, net cost of goods sold, square footage, headcount or other.

2) The current uBid business was substantially acquired by Petters Group in April 2003 at which time purchase accounting was applied to adjust all carrying values to estimated current market value (after deduction for negative goodwill) and the business started accounting for all of its costs of operations without allocations of such costs from its prior parent.  Due to these changes in ownership, differing styles of operations by the different owners and the application of purchase accounting, the financial results for the periods presented are not comparable.

3) Computation for periods ended before April 2003 is not meaningful (N/M) because there was no common stock outstanding during those periods and for periods thereafter, is based upon the number of common shares of uBid outstanding before the December 29, 2005 merger.

See also Item 9.01 below, which is incorporated by reference herein, for our pro forma information. For our audited financial information and an unaudited interim information, please see the Original 8-K.

14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

Previous Independent Accountants.

On the Closing Date, CCTR dismissed Thomas Leger and Co., L.L.P. as its independent accountants. The reports of Thomas Leger on the financial statements of CCTR for each of the past two fiscal years contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

The decision to change independent accountants was approved by CCTR’s Board of Directors on December 29, 2005.

During CCTR’s two most recent fiscal years and through the date of our Current Report on Form 8-K filed on January 5, 2006, CCTR has had no disagreements with Thomas Leger on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Thomas Leger, would have caused it to make reference to the subject matter of such disagreements in its report on the financial statements of CCTR for such periods.

During CCTR’s two most recent fiscal years and through the date of our Current Report on Form 8-K filed on January 5, 2006, there were no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K adopted by the SEC.

CCTR has provided Thomas Leger with a copy of this disclosure before its filing with the SEC in the Original 8-K. CCTR has requested that Thomas Leger furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated January 5, 2006, was filed as Exhibit 16.1 to our Current Report on Form 8-K filed on January 5, 2006.

New Independent Accountants.

CCTR’s Board of Directors appointed BDO Seidman, LLP (“BDO”) as its new independent registered public accounting firm as of December 29, 2005. During the two most recent fiscal years and through the date of their engagement by CCTR, CCTR did not consult with BDO regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on CCTR’s financial statements, or (2) any matter that was either the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(v)), during the two most recent fiscal years. BDO served as uBid’s independent registered public accounting firm before the Merger.

15.  FINANCIAL STATEMENTS AND EXHIBITS

See Item 9.01 below for our pro forma information, which is incorporated by reference herein. For our audited financial information and our unaudited interim information, please see the Original 8-K.

Item 9.01. Financial Statements and Exhibits.

(b)	Pro Forma Financial Information.

The pro forma financial information of uBid for the periods and dates indicated below is filed with this report.

Unaudited Pro forma Financial Information:
uBid, Inc.:
Introduction	F-2
Pro forma Balance Sheet as of September 30, 2005	F-3
Pro forma Statements of Operations for the year ended December 31, 2004 and the nine months ended September 30, 2005	F-4

(d) Exhibits.

Exhibit No.	Description	Reference
2.1	Agreement and Plan of Merger dated as of December 15, 2005, by and between Cape Coastal Trading Corporation, a New York corporation and Cape Coastal Trading Corporation, a Delaware corporation.	Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2005 (File No. 000-50995).
2.2	Merger Agreement and Plan of Reorganization dated as of December 29, 2005, by and among Cape Coastal Trading Corporation, uBid Acquisition Co., Inc. and uBid, Inc.	Incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
3.1	Certificate of Incorporation.	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2005 (File No. 000-50995).
3.2	Bylaws.	Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2005 (File No. 000-50995).
4.1	Form of Warrant to be issued to the Investors.	Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
4.2	Form of Warrant to be issued to the Placement Agents.	Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
4.3	Form of Warrant to be issued to the Note Holders.	Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
4.4	Form of Lockup Agreement.	Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
10.1	Asset Purchase Agreement dated as of January 13, 2005, by and between Cape Coastal Trading Corporation, a New York corporation and Kwajo Sarfoh.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 14, 2005 (File No. 000-50995).
10.2	Form of Securities Purchase Agreement by and among Cape Coastal Trading Corporation, uBid, Inc. and the Investors named therein.	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
10.3	Employment Agreement dated as of December 29, 2005 by and between Cape Coastal Trading Corporation and Robert H. Tomlinson, Jr.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
10.4	Employment Agreement dated as of December 29, 2005 by and between Cape Coastal Trading Corporation and Timothy E. Takesue.	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
10.5	Employment Agreement dated as of December 29, 2005 by and between Cape Coastal Trading Corporation and Anthony Priore.	Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
10.6	2005 Equity Incentive Plan, effective as of December 15, 2005.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2005 (File No. 000-50995).
10.7	Form of Incentive Stock Option Agreement.	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2005 (File No. 000-50995).

Exhibit No.	Description	Reference

10.8	Form of Non-Qualified Stock Option Agreement.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2005 (File No. 000-50995).
10.9	Form of Indemnity Agreement.	Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
16.1	Letter re Change in Certifying Accountant.	Incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
21.1	List of Subsidiaries.	Incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

uBid.com Holdings, Inc.

Dated: February 24, 2006	By:	/s/ ROBERT H. TOMLINSON, JR.

Name: Robert H. Tomlinson, Jr. Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Reference
2.1	Agreement and Plan of Merger dated as of December 15, 2005, by and between Cape Coastal Trading Corporation, a New York corporation and Cape Coastal Trading Corporation, a Delaware corporation.	Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2005 (File No. 000-50995).
2.2	Merger Agreement and Plan of Reorganization dated as of December 29, 2005, by and among Cape Coastal Trading Corporation, uBid Acquisition Co., Inc. and uBid, Inc.	Incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
3.1	Certificate of Incorporation.	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2005 (File No. 000-50995).
3.2	Bylaws.	Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2005 (File No. 000-50995).
4.1	Form of Warrant to be issued to the Investors.	Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
4.2	Form of Warrant to be issued to the Placement Agents.	Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
4.3	Form of Warrant to be issued to the Note Holders.	Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
4.4	Form of Lockup Agreement.	Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
10.1	Asset Purchase Agreement dated as of January 13, 2005, by and between Cape Coastal Trading Corporation, a New York corporation and Kwajo Sarfoh.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 14, 2005 (File No. 000-50995).
10.2	Form of Securities Purchase Agreement by and among Cape Coastal Trading Corporation, uBid, Inc. and the Investors named therein.	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
10.3	Employment Agreement dated as of December 29, 2005 by and between Cape Coastal Trading Corporation and Robert H. Tomlinson, Jr.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
10.4	Employment Agreement dated as of December 29, 2005 by and between Cape Coastal Trading Corporation and Timothy E. Takesue.	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
10.5	Employment Agreement dated as of December 29, 2005 by and between Cape Coastal Trading Corporation and Anthony Priore.	Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
10.6	2005 Equity Incentive Plan, effective as of December 15, 2005.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2005 (File No. 000-50995).
10.7	Form of Incentive Stock Option Agreement.	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2005 (File No. 000-50995).

Exhibit No.	Description	Reference

10.8	Form of Non-Qualified Stock Option Agreement.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2005 (File No. 000-50995).
10.9	Form of Indemnity Agreement.	Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
16.1	Letter re Change in Certifying Accountant.	Incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
21.1	List of Subsidiaries.	Incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).

Page
Unaudited Pro forma Financial Information:
uBid, Inc.:
Introduction	F-2
Pro forma Balance Sheet as of September 30, 2005	F-3
Pro forma Statements of Operations for the year ended December 31, 2004 and the nine months ended September 30, 2005	F-4

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited financial information has been developed by application of pro forma adjustments to the historical financial statements of uBid appearing elsewhere in this Current Report on Form 8-K/A.  The unaudited pro forma information gives effect to the Merger, the issuance of the Bridge Notes, the Offering and the specific application of the net proceeds from the Offering and the issuance of various warrants as a result of the Offering.  Such transactions have been assumed to have occurred on September 30, 2005 for purposes of the pro forma balance sheet and as of January 1, 2004 for purposes of the statements of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005.

The unaudited pro forma adjustments are based upon available information and certain assumptions, as described in the accompanying notes, that we believe are reasonable under the circumstances.  The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the results of operations or financial position of uBid would have been had the transactions described above actually occurred on the dates indicated, nor do they purport to project the financial condition of uBid for any future period or as of any future date.  The unaudited pro forma financial information should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included elsewhere in this Current Report on Form 8-K/A.

uBid, Inc.

Unaudited Pro Forma Balance Sheet
As of September 30, 2005
(in thousands, except share and per share data)

				Post-			Pro forma		Pro forma
	uBid	CCTR	Merger	Merger	Issue	First	Minimum	Second	Maximum
	Actual (1)	Actual (1)	Adjustments	Subtotal	Bridge Notes	Closing (2)	Offering	Closing (3)	Offering
Assets
Current Assets
Cash and cash equivalents	$479	$–	$–	$479	$5,000	$15,350	$20,829	$–	$20,829
Restricted investments	1,659			1,659		$5,000	6,659		6,659
Accounts receivable, net	386			386			386		386
Merchandise inventories	6,526			6,526			6,526		6,526
Prepaid expenses and other current assets	689			689			689		689
Total Current Assets	9,739	–	–	9,739	5,000	20,350	35,089	–	35,089

Property and Equipment, net	318			318			318		318
Total Assets	$10,057	$–	$–	$10,057	$5,000	$20,350	$35,407	$–	$35,407

Liabilities and Shareholders' (Deficit) Equity
Current Liabilities
Accounts payable	$3,803	$3	$–	$3,806	$–	$–	$3,806	$–	$3,806
Flooring Facility	364			364			364		364
Accrued expenses and other current liabilities	2,554			2,554			2,554		2,554
Current Portion of Long Term Debt	410			410			410		410
Note Payable Related Parties	15,500	58		15,558		(15,500)	58		58
Bridge Notes					5,000	(5,000)	–		–
Total Current Liabilities	22,631	61	–	22,692	5,000	(20,500)	7,192	–	7,192

Long-term debt, less current maturities	102	–	–	102	–	–	102	–	102

Redeemable Common Stock	–	–	2,000	2,000	–	10,000	12,000	(12,000)	–

Shareholders' (Deficit) Equity
Preferred stock (4)	1,165		(1,165)	–					–
Common stock, par value (5)		2	7	9		8	17	6	23
Paid-in capital		14	(844)	(830)		27,176	26,346	22,858	49,204
Stock warrants	75		(75)			4,103	4,103	1,136	5,239
Treasury stock, at cost								(12,000)	(12,000)
Retained deficit	(13,916)	(77)	77	(13,916)		(437)	(14,353)	–	(14,353)
Total Shareholders' (Deficit) Equity	(12,676)	(61)	(2,000)	(14,737)	–	30,850	16,113	12,000	28,113
Total Liabilities and Shareholders' Equity	$10,057	$–	$–	$10,057	$5,000	$20,350	$35,407	$–	$35,407

Notes to Pro forma Adjustments:

1)	Actual historical balances as of September 30, 2005.
2)
Reflects gross proceeds of $29,500,000 from issuing 10,000,003 Units (including warrants to purchase 2,500,003 shares of Common Stock valued at $1.31 per share), the exchange of the $5,000,000 of Bridge Notes and $10,500,000 of related party debt from Petters Group and affiliates into Units (2,222,224 shares from such Units being eligible for redemption for up to $10,000) and the use of a portion of those proceeds to retire $5,000,000 of existing related party debt from Lancelot and payment transaction fees of $4,150,000. Also, reflects the issuance of warrants to purchase 230,000 shares of Common Stock to the Placement Agents at a value of $1.70 per share and the issuance of the Note Holder Warrants to purchase 333,333 shares of Common Stock at a value of $1.31 per share - the latter warrant issuance is being reflected as interest expense due to the simultaneous conversion of those Bridge Notes. The increase in restricted investments is for the $5.0 million provided to Banco Popular to release Lancelot and Petters Group from their obligations under the letter of credit guaranty.

3)
Reflects additional gross proceeds of $13,500,000 from issuing an additional 3,000,000 Units (including warrants to purchase 750,000 shares of Common Stock at a value of $1.31 per share) and the use of those proceeds to pay additional transaction fees of $1,000,000 and the redemption of 2,666,668 shares of Common Stock from the uBid stockholders for $12,000,000. Also reflects the issuance of additional warrants to purchase 90,000 shares of Common Stock to the Placement Agents at a value of $1.70 per share and the issuance of 600,667 shares of Common Stock to Calico for services rendered in the Offering.

4)	After the Reincorporation, CCTR has 25,000,000 shares of blank-check preferred stock authorized. No shares of preferred stock were issued in the Transactions.
5)
After the reverse stock split and Reincorporation, CCTR has 200,000,000 shares of authorized Common Stock at a $0.001 par value with 19,399,334 shares outstanding after the First Closing and 20,333,333 shares outstanding if the Maximum is sold in the Offering. This excludes shares issuable upon the exercise of issued warrants of 3,063,336 shares if the Minimum is sold in the Offering and 3,903,336 shares if the Maximum is sold in the Offering. Also excludes 2,500,000 shares of Common Stock reserved for issuance under the 2005 Equity Plan, options for which 1,721,700 such shares were granted upon the Closing.

uBid, Inc.

Unaudited Pro Forma Statements of Operations
(in thousands, except share and per share data)

	Year Ended December 31, 2004			Nine Months Ended September 30, 2005
	As Reported (1)	Adjustments (2)	Pro Forma	As Reported (3)	Adjustments (2)	Pro Forma

Net Revenues	$87,002		$87,002	$65,297		$65,297
Cost of Revenues	75,837		75,837	56,756		56,756
Gross Profit	11,165		11,165	8,541		8,541

Operating Expenses
General and Administrative	12,112		12,112	9,860		9,860
Sales and Marketing	4,260		4,260	3,656		3,657
Total operating expenses	16,372		16,372	13,516		13,517

Loss From Operations	(5,207)		(5,207)	(4,975)		(4,976)

Interest Expense, Net	1,102	(679)	423	(1,497)	(1,466)	31

Loss Before Income Taxes	(6,309)	679	(5,630)	(6,472)	1,466	(5,007)

Income Tax Expense

Net Loss	(6,309)	679	(5,630)	(6,472)	1,466	(5,007)

Preferred Stock Dividend	60	(60)		45	(45)
Net Loss Available to Common Shareholders (4)	$(6,369)	$739	$(5,630)	$(6,517)	$1,511	$(5,007)

(1)	Actual historical balances for the periods indicated.
(2)	Reduction of related party interest expense due to the assumed conversion or retirement of related debt in conjunction with the Offering.
(3)	Per share information is presented below assuming only the Minimum is sold in the First Closing and the Maximum is sold in the Second Closing.

(in thousands, except share and per share data)	As Reported	Minimum	Maximum
Year ended December 31, 2004:
Pro forma loss per share	$(5,941)	$(0.29)	$(0.28)
Weighted average shares outstanding	1,072	19,399,334	20,333,333

Nine months ended September 30, 2005:
Pro forma loss per share	$(6,079)	$(0.26)	$(0.25)
Weighted average shares outstanding	1,072	19,399,334	20,333,333